Exhibit 2.1

Execution Copy

BUSINESS COMBINATION AGREEMENT

by and among

HOLISTO LTD.

as the Company,

HOLISTO MERGERSUB, INC.

as Merger Sub,

and

MORINGA ACQUISITION CORP

as Moringa

Dated as of June 9, 2022

TABLE OF CONTENTS

Article I MERGER		10

1.1	Effective Time	10
1.2	Merger	10
1.3	Effect of the Merger	10
1.4	Organizational Documents of the Company and the Surviving Company	10
1.5	Directors and Officers of the Company and the Surviving Company	10
1.6	Effect of Merger on Merger Sub Ordinary Shares	11
1.7	Effect of Merger on Securities of Moringa	11
1.8	Effect of Merger on Company Securities	15
1.9	Taking of Necessary Action; Further Action	15
1.10	Tax Consequences	15

Article II CLOSING		15

2.1	Closing	15

Article III REPRESENTATIONS AND WARRANTIES OF Moringa		16

3.1	Organization and Standing	16
3.2	Authorization; Binding Agreement	16
3.3	Governmental Approvals	16
3.4	Non-Contravention	17
3.5	Capitalization	17
3.6	SEC Filings and Moringa Financials	18
3.7	Absence of Certain Changes	19
3.8	Compliance with Laws	20
3.9	Actions; Orders; Permits	20
3.10	Taxes and Returns	20
3.11	Employees and Employee Benefit Plans	20
3.12	Properties	20
3.13	Material Contracts	20
3.14	Transactions with Affiliates	21
3.15	Investment Company Act	21
3.16	Finders and Brokers	21
3.17	Certain Business Practices	21
3.18	Insurance	22
3.19	Information Supplied	22
3.20	Independent Investigation	22
3.21	Trust Account	23
3.22	Company Representations	23
3.23	No Other Representations and Warranties	23
3.24	Disclosure	24

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		24

4.1	Organization and Standing	24
4.2	Authorization; Binding Agreement	25
4.3	Capitalization	25

4.4	Subsidiaries	26
4.5	Merger Sub	27
4.7	Non-Contravention	27
4.8	Financial Statements	28
4.9	Absence of Certain Changes	29
4.11	Company Permits	30
4.12	Litigation	30
4.13	Material Contracts	30
4.14	Intellectual Property	32
4.15	Privacy	36
4.16	Taxes and Returns	37
4.17	Real Property	38
4.18	Personal Property	39
4.19	Employee Matters	39
4.20	Benefit Plans	41
4.21	Environmental Matters	42
4.22	Transactions with Related Persons	43
4.23	Insurance	43
4.24	Books and Records	44
4.25	Top Customers and Vendors	44
4.26	Certain Business Practices	44
4.27	Investment Company Act	45
4.28	Securities Purchase Agreement and Financing	45
4.29	Finders and Brokers	46
4.30	Information Supplied	46
4.31	Independent Investigation	46
4.32	Disclosure	46
4.33	No Other Representations or Warranties; No Reliance	47

Article V COVENANTS		47

5.1	Access and Information	47
5.2	Conduct of Business of the Company and Merger Sub	48
5.3	Conduct of Business of Moringa	52
5.4	Annual and Interim Financial Statements	53
5.7	No Trading	55
5.8	Notification of Certain Matters	55
5.9	Efforts	56
5.10	The Registration Statement; Moringa Shareholder Approval Matters	58
5.11	Company Shareholder Approvals	60
5.12	Public Announcements	61
5.13	Confidentiality	61
5.14	Documents and Information	61
5.15	Post-Closing Company Board of Directors	62
5.16	Indemnification of Directors and Officers; Tail Insurance	62
5.17	Trust Account Proceeds	63
5.18	Financing	63
5.19	F-1 Registration Statement	64
5.20	Termination of Company Investor Agreements	64
5.21	No Use of Moringa Name	64

Article VI CLOSING CONDITIONS		65

6.1	Conditions to Each Party’s Obligations	65
6.2	Conditions to Obligations of the Company and Merger Sub	65
6.3	Conditions to Obligations of Moringa	66
6.4	Frustration of Conditions	68

Article VII TERMINATION AND EXPENSES		68

7.1	Termination	68
7.2	Effect of Termination	69
7.3	Fees and Expenses	70
7.4	Special Fee	70

Article VIII WAIVERS AND Releases		71

8.1	Waiver of Claims Against Trust	71
8.2	Non-Recourse	72

Article IX MISCELLANEOUS		72

9.1	Notices	72
9.2	Binding Effect; Assignment	73
9.3	Non-Survival of Representations, Warranties	73
9.4	Third Parties	73
9.5	Governing Law; Jurisdiction	74
9.6	Waiver of Jury Trial	74
9.7	Specific Performance	74
9.8	Severability	74
9.9	Amendment	75
9.10	Waiver	75
9.11	Entire Agreement	75
9.12	Interpretation	75
9.13	Counterparts	76
9.14	Waiver of Conflicts Regarding Representations; Non Assertion of Attorney Client Privilege	76

Article X DEFINITIONS		77

10.1	Certain Definitions	77
10.2	Section References	88

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Illustrative calculation of Capital Restructuring

Exhibit B	Form of Restated Surviving Company Articles

Exhibit C(i)-(iii)	Forms of Lock-Up Agreement

Exhibit D	Form of Voting Agreement

Exhibit E	Form of Incentive Equity Plan Modifications

Exhibit F-1	Form of Amended SRA

Exhibit F-2	Form of Restated Registration Rights Agreement

Exhibit G	Form of Securities Purchase Agreement

Exhibit H	Form of Plan of Merger

Exhibit I	Form of Restated Company Articles

Exhibit J	Form of D&O Indemnification Agreement.

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of June 9, 2022, by and among (i) Holisto Ltd., an Israeli company (the “Company”); (ii) Holisto MergerSub, Inc., a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and (iii) Moringa Acquisition Corp, a Cayman Islands exempted company (“Moringa”). The Company, Merger Sub and Moringa are each referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Company is engaged in the development and marketing of a proprietary platform for booking of accommodation and other travel services;

WHEREAS, Moringa is a blank check company incorporated as an exempted company in the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated, direct, wholly-owned subsidiary of the Company, and was incorporated for the sole purpose of the Transactions;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby, at the Effective Time, Merger Sub will merge with and into Moringa, with Moringa continuing as the surviving entity and as a wholly-owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”) (Moringa, as the surviving entity of the Merger, is referred to herein as the “Surviving Company”);

WHEREAS, prior to or simultaneously with the execution and delivery of this Agreement, the Company has entered into New SAFE Agreements with certain investors, pursuant to which such investors invested (or committed to invest) in the Company, the SAFE Investment Amount, such investment to be automatically converted into Company Ordinary Shares in accordance with the terms of the New SAFE Agreements immediately prior to the Closing, and following the Capital Restructuring;

WHEREAS, immediately prior to the Closing, but contingent upon the Closing, the Company shall effect a capital restructuring (sub-clauses (a), (b) and (c) below, collectively, the “Capital Restructuring”) as follows:

(a) Immediately prior to the Closing, and contingent upon the effectiveness of the Merger, (i) each Exercised Warrant shall be automatically exercised into such number of Company Ordinary Shares, Company Ordinary A Shares or Company Preferred Shares, as applicable, in accordance with its terms (and, for the avoidance of doubt, each Expired Warrant shall automatically terminate and expire at the Effective Time), (ii) each Old SAFE Agreement shall be converted automatically into Company Ordinary Shares in accordance with the terms thereof, and (iii) each Company Preferred Share and each Company Ordinary A Share that is outstanding immediately prior to the Effective Time, including, for the avoidance of doubt, Company Preferred Shares and Ordinary A Shares issued upon the exercise of Exercised Warrants, shall be converted automatically into Company Ordinary Shares in accordance with the Company’s Articles of Association;

(b) The Company shall effect a share split, to become effective immediately prior to the Closing, and subject to the effectiveness of the Merger, pursuant to which each Company Ordinary Share outstanding as of immediately prior to the Effective Time (but, for the avoidance of doubt, after the exercise and conversion described in Clause (a) of this Recital, and excluding and prior to the issuance of the SAFE Shares) shall become and be converted into the number of Company Ordinary Shares computed by (A) multiplying each such Company Ordinary Share by (B) the Conversion Ratio, with all fractional Company Ordinary Shares being rounded to the closest integral number, with one-half Company Ordinary Share being rounded up to the next higher integral number of Company Ordinary Shares (such that following the Capital Restructuring and the issuance of the SAFE Shares (but prior to the issuance of the Merger Consideration, the Notes and the warrants that are issuable pursuant to the Securities Purchase Agreement (the “Financing Warrants”), and before giving effect to the issuance of any awards specified in Schedule 1 pursuant to the Company’s new Equity Plan), for the avoidance of doubt, the valuation of the Company, on a fully-diluted basis, shall be equal to the Company Valuation, and the Company Ordinary Shares shall be valued, on a fully-diluted basis, at $10.00 per share). The “Conversion Ratio” shall be the number yielded by the following calculations: (i) first, dividing the Company Valuation by $10.00, (ii) then, subtracting the Number of SAFE Shares from the result of the immediately preceding sub-clause (i), and (iii) then, dividing the resulting remainder of the immediately preceding sub-clause (ii) by the Total Company Shares. For reference purposes only, an illustrative calculation of the Capital Restructuring is set forth on Exhibit A hereto. The “Total Company Shares” shall mean the total number of outstanding shares or other equity securities of the Company, on a fully-diluted basis, as of immediately prior to the Effective Time, including (x) the number of Company Ordinary Shares outstanding following the exercise and conversion described in Clause (a) of this Recital (but excluding the Number of SAFE Shares), and (y) the maximum number of Company shares issuable upon the exercise of Continuing Warrants and Continuing Company Options, and specifically excluding (i) the Old Unallocated Pool (which shall automatically terminate and expire at the Effective Time), (ii) (A) such equity awards under the Equity Plan granted pursuant to the New Employment Agreements of Eran Shust, Avi Wortzel and Shay Horovitz (each, in accordance with the terms and in the amounts set forth in Schedule 1 hereto (such Schedule 1 includes RSUs and PRSUs and “earn-out” options to be granted to Eran Shust, Avi Wortzel and Shay Horovitz in accordance with the terms and in the amounts set forth in Schedule 1) and as further specified in such New Employment Agreements) and (B) such other equity awards under the Equity Plan that are specified in Schedule 1 (in accordance with the terms and in the amounts set forth in Schedule 1), and (iii) any Company Ordinary Shares reserved for issuance under the Equity Plan that remain unallocated and are not promised for issuance immediately prior to the Effective Time. The “Old Unallocated Pool” shall mean all Company Ordinary Shares reserved for issuance under the Company’s existing Equity Incentive Plan that remain unallocated and are not promised for issuance immediately prior to the Effective Time;

(c) as a result of the actions set forth in sub-clauses (a) and (b) above, each Continuing Warrant and each option to purchase Company Ordinary Shares that is outstanding or promised as of immediately prior to the Effective Time (for the avoidance of doubt, including any additional options to purchase Ordinary Shares which may be issued or promised subsequent to the date of this Agreement subject to Section 5.2(b), and excluding any equity awards referred to in sub-clauses (b)(ii) and (iii) above) (the “Continuing Company Options”) shall be adjusted to reflect the Conversion Ratio as set forth in Section 1.8, and each Continuing Warrant shall only represent the right to acquire Company Ordinary Shares subject to its terms;

WHEREAS, as more thoroughly described in Article I, immediately following the consummation of the Capital Restructuring and conversion of the New SAFE Agreements, subject to the Closing, (i) Merger Sub shall, at the Effective Time, be merged with and into Moringa, following which the separate corporate existence of Merger Sub shall cease and Moringa shall continue as the Surviving Company after the Merger and as a direct, wholly-owned subsidiary of the Company, and in connection therewith or furtherance thereof, (A) as more thoroughly described in Section 1.7(a), (1) each Class B ordinary share, par value $0.0001 per share, of Moringa (“Moringa Class B Ordinary Shares”) shall automatically become and be converted into one Class A ordinary share, par value $0.0001 per share, of Moringa (“Moringa Class A Ordinary Shares” and, together with the Moringa Class B Ordinary Shares, the “Moringa Ordinary Shares”) (such automatic conversion, the “Moringa Class B Conversion”), and each former holder of Moringa Class B Ordinary Shares shall thereafter cease to have any rights with respect to such Moringa Class B Ordinary Shares (other than the right to receive Moringa Class A Ordinary Shares in the Moringa Class B Conversion), and (2) each Moringa Class A Ordinary Share issued and outstanding as of immediately prior to the Effective Time (after giving effect to the Unit Separation and excluding any Cancelled Moringa Shares), shall automatically become and be converted into the Class A Consideration (as defined below), and each former holder of Moringa Class A Ordinary Shares shall thereafter cease to have any rights with respect to such Moringa Class A Ordinary Shares (other than the right to receive the Class A Consideration as provided herein), and (B) as more thoroughly described in Section 1.7(c), each Moringa Warrant issued and outstanding as of immediately prior to the Effective Time (after giving effect to the Unit Separation and excluding any Cancelled Moringa Warrants) shall be converted automatically into one Company Warrant (after giving effect to the Capital Restructuring), and each former holder of Moringa Warrants shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein and in the amendment to the Warrant Agreement pursuant to which the Company appoints Continental as Warrant Agent and as a Transfer Agent as provided in Section 1.7(f) and in Section 1.7(i), and Continental shall, if necessary, in turn, engage an Israeli entity to serve as a withholding agent for the purposes of withholding, and taking such other actions with respect to, Israeli Tax, as stipulated in Section 1.7(i) (the “Withholding Agent”); and (ii) at the Effective Time, the amended and restated memorandum and articles of association of Moringa shall be amended and restated in the form of Exhibit B (with any changes to be mutually agreed upon in writing by the Company and Moringa) (the “Restated Surviving Company Articles”) and each ordinary share, par value $0.01 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time shall automatically become and be converted into one ordinary share of the Surviving Company, and the corporate name of the Surviving Company shall be changed to Holisto Inc., with the result that the Surviving Company is a direct, wholly-owned subsidiary of the Company;

WHEREAS, prior to or simultaneously with the execution and delivery of this Agreement, the Company has entered into a Lock-Up Agreement with (i) the Sponsor, with respect to its Founder Shares, as defined in the registration statement on Form S-1, File No. 333-252615, relating to Moringa’s initial public offering (the “Moringa Form S-1”) (the “Founder Lock-Up”), (ii) the Sponsor, with respect to its Private Shares and Private Warrants (each as defined in the Moringa Form S-1), and (iii) each person who is a Company shareholder immediately prior to the Effective Time (and prior to the Financing) and holds or will hold at least 1% of the Company Ordinary Shares immediately following the completion of the Financing and the Merger, in the forms of Exhibit C(i) - (iii), respectively (the “Lock-Up Agreement”) (which Lock-Up Agreements referred to in sub-clauses (i) and (ii) above, will supersede and terminate the existing lock-up agreements with respect to the Founder Shares, the Private Shares and Private Warrants, among Moringa and the Sponsor), to automatically become effective as of the Effective Time;

WHEREAS, prior to or simultaneously with the execution and delivery of this Agreement, the Company has received voting and support agreements in the form of Exhibit D (collectively, the “Voting Agreements”) signed by certain Company shareholders, indicating the agreement of such Company shareholders to approve the Merger and the other Transactions;

WHEREAS, within ten (10) Business Days of the date of this Agreement, the Company shall enter into new Employment Agreements with those senior employees of the Company that are listed on Schedule A, in forms mutually agreed upon in writing by the Company and Moringa (collectively, the “New Employment Agreements”), to automatically become effective as of the Effective Time, to reflect the status of the Company as a Nasdaq-listed public company, which New Employment Agreements will include inter alia non-competition and non-solicitation undertakings by such senior employees;

WHEREAS, prior to the filing of the Registration Statement, the Company shall adopt the modifications to its existing Equity Incentive Plan in the form of Exhibit E (with any changes to be mutually agreed upon in writing by the Company and Moringa) (the “Incentive Equity Plan Modifications”), to automatically become effective as of the Effective Time;

WHEREAS, prior to the filing of the Registration Statement, (i) the Company shall amend and restate its Shareholders’ Rights Agreement in the form of Exhibit F-1 (with any changes to be mutually agreed upon in writing by the Company and Moringa), such amendment and restatement to automatically become effective as of the Effective Time (the “Amended SRA”), and (ii) the Company and the Sponsor shall enter into an amendment and restatement of the registration rights agreement dated February 19, 2021 by and among Moringa, the Sponsor and EarlyBird (the “Existing Registration Rights Agreement”) in the form of Exhibit F-2 (with any changes to be mutually agreed upon in writing by the Company and Moringa) (the “Restated Registration Rights Agreement”), pursuant to which the Company assumes the rights and obligations of Moringa under the Existing Registration Rights Agreement, such amendment and restatement to automatically become effective as of the Effective Time;

WHEREAS, prior to or simultaneously with the execution and delivery of this Agreement, the Company has obtained commitments from 3i LP (the “Investor”) for the purchase from the Company of senior convertible secured notes (the “Notes”), pursuant to the terms of a securities purchase agreement in the form of Exhibit G (the “Securities Purchase Agreement”), in an aggregate amount of $30,000,000, such financing (the “Financing”) to be consummated following the Capital Restructuring and contemporaneously with the Closing;

WHEREAS, pursuant to a letter agreement dated February 16, 2021, the Sponsor and Moringa’s insiders agreed that if Moringa seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Moringa shares owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any Shares owned by it, him or her in connection with such shareholder approval;

WHEREAS, for United States federal income tax purposes, the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a);

WHEREAS, the boards of directors of Moringa, Merger Sub and the Company have each unanimously (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and security holders, and (b) approved, and recommended the approval and adoption by such entity’s shareholders of, this Agreement, the Plan of Merger, the Ancillary Documents to which such entity is a party, and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company, in its capacity as the sole shareholder of Merger Sub, has approved this Agreement, the Ancillary Documents to which Merger Sub is a party, the Plan of Merger and the Transactions, including the Merger, in accordance with applicable Law and the constitutional documents of Merger Sub, upon the terms and subject to the conditions set forth herein; and

WHEREAS, capitalized terms used and not otherwise defined herein have the meaning set forth in Section 10.1 hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

MERGER

1.1  Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (following the consummation of the Capital Restructuring and the conversion of the New SAFE Agreements), Moringa and Merger Sub shall execute a plan of merger in the form attached as Exhibit H hereto (with any changes to be mutually agreed upon in writing by the Company and Moringa) (the “Plan of Merger”), and shall file the Plan of Merger and other documents as required to effect the Merger pursuant to the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Law”) with the Registrar of Companies of the Cayman Islands, as provided in the applicable provisions of the Cayman Islands Law. The Merger shall become effective at the time when the Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or such later time as Merger Sub and Moringa may agree and specify pursuant to the Cayman Islands Law (the “Effective Time”).

1.2 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Islands Law, Moringa and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Moringa, following which the separate corporate existence of Merger Sub shall cease and Moringa shall continue as the Surviving Company after the Merger and as a wholly-owned subsidiary of the Company.

1.3 Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the Cayman Islands Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and Moringa shall immediately vest in and become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and Moringa set forth in this Agreement and the Ancillary Documents to be performed after the Effective Time.

1.4 Organizational Documents of the Company and the Surviving Company. Prior to the Closing, and by virtue of the Required Company Shareholder Approval, the Company shall adopt the amended and restated articles of association in the form of Exhibit I (with any changes to be mutually agreed upon in writing by the Company and Moringa) (the “Restated Company Articles”), with such Restated Company Articles to become effective at the Effective Time and to remain in effect thereafter until amended in accordance with the terms thereof and the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”). Upon the effectiveness of the Merger, the amended and restated memorandum and articles of association of Moringa shall be amended and restated in its entirety in the form of the Restated Surviving Company Articles, until thereafter amended in accordance with the terms thereof and the Cayman Islands Law.

1.5 Directors and Officers of the Company and the Surviving Company. At the Effective Time, (i) the executive officers of the Company immediately prior to the Effective Time shall continue as the executive officers of the Company, each to hold office until their respective successors are duly elected or appointed and qualified, (ii) the directors of the Company shall be comprised of the individuals determined in the manner set forth in Section 5.15, to continue in such capacity until their respective successors are duly elected or appointed and qualified, and (iii) the directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Company, to continue in such capacity until their respective successors are duly elected or appointed and qualified in accordance with the Restated Surviving Company Articles.

1.6 Effect of Merger on Merger Sub Ordinary Shares. At the Effective Time, by virtue of the Merger, each ordinary share, par value $0.01 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time shall automatically become and be converted into one ordinary share, par value $0.0001 per share, of the Surviving Company, and the corporate name of the Surviving Company shall be changed to Holisto Inc., with the result that the Surviving Company shall be a direct wholly-owned Subsidiary of the Company.

1.7 Effect of Merger on Securities of Moringa.

(a) Moringa Ordinary Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Moringa, the Company or Merger Sub, or any other Person, (i) (x) each Moringa Class B Ordinary Share shall automatically become and be converted into one Moringa Class A Ordinary Share pursuant to the Moringa Class B Conversion, and each former holder of Moringa Class B Ordinary Shares shall thereafter cease to have any rights with respect to such Moringa Class B Ordinary Shares (other than the right to receive Moringa Class A Ordinary Shares in the Moringa Class B Conversion) and (y) each Moringa Class A Ordinary Share (other than Public Shares) issued and outstanding as of immediately prior to the Effective Time, including Moringa Class A Ordinary Shares issued pursuant to the Moringa Class B Conversion (i.e., referred to in sub-clause (x) above) (after giving effect to the Unit Separation and excluding any Cancelled Moringa Shares), shall automatically become and be converted into one Company Ordinary Share (after giving effect to the Capital Restructuring) and (ii) each Public Share issued and outstanding as of immediately prior to the Effective Time, after giving effect to the Unit Separation and the Redemption, and excluding any Cancelled Moringa Shares, shall automatically become and be converted into a number of Company Ordinary Shares (after giving effect to the Capital Restructuring) that is equal to the lower of: (A) 1.6; and (B) the number yielded by the following calculations: (1) first, calculating the sum of (a) the Post-Redemption SPAC Share Number, plus (b) the Fixed Amount, and (2) second, dividing the result of the immediately preceding sub-clause (1) by the Post-Redemption SPAC Share Number (the Company Ordinary Shares issuable pursuant to sub-clause 1.7(a)(i)(y) or sub-clause 1.7(a)(ii), as applicable, upon the consummation of the Merger, are referred to as the “Class A Consideration”), and, in each case of sub-clauses 1.7(a)(i)(y) and 1.7(a)(ii), each former holder of Moringa Class A Ordinary Shares shall thereafter cease to have any rights with respect to such securities (other than the right to receive the Class A Consideration as provided herein). For the avoidance of doubt, in the event that the Merger is not consummated, the rights of holders of the Public Shares shall be such rights as are provided in Moringa’s Amended and Restated Memorandum and Articles of Association.

(b) Moringa Units. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Moringa, the Company or Merger Sub, or any other Person, every Moringa Unit issued and outstanding as of immediately prior to the Effective Time shall be automatically separated, if not already separated prior to such time (the “Unit Separation”), and the holder thereof shall be deemed to hold one Moringa Class A Ordinary Share and one-half of a Moringa Warrant; provided that no fractional Moringa Warrants will be issued in connection with the Unit Separation such that if a holder of Moringa Units would be entitled to receive a fractional Moringa Warrant upon the Unit Separation (after aggregating all of the Moringa Units held by such holder), then the number of Moringa Warrants to be issued to such holder upon the Unit Separation shall, as provided in the Warrant Agreement and as disclosed in the Moringa Form S-1, be rounded down to the nearest whole number of Moringa Warrants (i.e., each holder of Moringa Units will only receive a Moringa Warrant for each two Moringa Units held thereby).

(c) Moringa Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Moringa, the Company or Merger Sub, or any other Person, each Moringa Warrant issued and outstanding as of immediately prior to the Effective Time (after giving effect to the Unit Separation and excluding any Cancelled Moringa Warrants), shall be converted automatically into one Company Warrant (which, for the avoidance of doubt, reflects the Capital Restructuring), and each former holder of Moringa Warrants shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein and in the amendment to the Warrant Agreement pursuant to which the Company appoints Continental Stock Transfer & Trust Company (or such other Person as shall be mutually agreed upon by the Company and Moringa) (“Continental”) as Warrant Agent as provided in Section 1.7(f) (the “Warrant Agreement Amendment”). Each Company Warrant shall have, and be subject to, the same terms and conditions set forth in the Moringa Warrants (with the public or private status of the Moringa Warrants (and the accompanying terms of such warrants) being preserved in the Company Warrants issued pursuant to this Agreement), except that, in each case, they shall represent the right to acquire Company Ordinary Shares in lieu of Moringa Class A Ordinary Shares with such changes as are necessary to reflect that the Company is an Israeli corporation subject to the Israeli Companies Law and the Company’s governing instrument will be the Restated Company Articles.

(d) Cancellation of Share Capital and Warrants Owned by Moringa. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Moringa, the Company or Merger Sub, or any other Person, each Moringa Class A Ordinary Share and each Moringa Warrant that is (i) held in Moringa’s treasury immediately prior to the Effective Time, (ii) owned by any direct or indirect Subsidiary of Moringa immediately prior to the Effective Time, or (iii) owned directly or indirectly by the Company or Merger Sub immediately prior to the Effective Time (collectively, “Cancelled Moringa Shares” and “Cancelled Moringa Warrants”, respectively), shall be automatically canceled and extinguished without any conversion thereof or payment or other consideration therefor.

(e) Transfers of Ownership. Subject in all instances to this Section 1.7, if any Company Ordinary Shares are to be issued in a name other than the name in which the book-entry recording representing those shares canceled in exchange therefor is registered, it will be a condition of the issuance thereof that the shares so transferred will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Company or any agent designated by it any transfer or other Taxes or fees required by reason of the issuance of securities of the Company in any name other than that of the registered holder of the securities surrendered, or established to the satisfaction of the Company and Moringa or any agent designated by the both of them that such tax has been paid or is not payable.

(f) Transfer Agent and Warrant Agent. At least five (5) Business Days prior to the Closing, the Company shall appoint, and enter into an agreement with, Continental to act as (i) the transfer agent for the Company Ordinary Shares issuable hereunder, and (ii) the warrant agent for the Company Warrants issuable hereunder, including, in each instance, for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement, the Moringa Securities for the consideration issuable in accordance with this Section 1.7 upon the consummation of the Merger (the “Merger Consideration”). At least two (2) Business Days prior to the Closing, the Company shall direct Continental to, at the Effective Time, record the issuance on the stock records of the Company of the number of Company Ordinary Shares and Company Warrants issuable hereunder. All Company Ordinary Shares and Company Warrants will be issued in book entry form. In this connection, prior to the Closing, the Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of Company Ordinary Shares for delivery upon the exercise of such Company Warrants and shall enter into the Warrant Agreement Amendment between the Company, Moringa and Continental, pursuant to which the Company assumes the obligations of Moringa with respect to the Warrants and Continental agrees to serve as warrant agent for the Company Warrants and the terms of the warrants are amended to refer to the Company Ordinary Shares in lieu of Moringa Ordinary Shares.

(g) No Liability; No Further Ownership Rights. Notwithstanding anything to the contrary in this Agreement, none of the Parties hereto, the Surviving Company or Continental shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. All consideration issuable in accordance with this Section 1.7 upon the consummation of the Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to any Moringa Securities and from and after the Effective Time, the holders thereof shall have no right other than the right to receive the consideration to be paid in connection with the Merger in accordance with this Section 1.7. From and after the Effective Time, the register of members of Moringa shall be closed, and there shall be no further registration of transfers on the register of members of Moringa of the Moringa Securities that were outstanding immediately prior to the Effective Time. No interest will be paid or accrued on the consideration issuable in accordance with this Section 1.7 upon the consummation of the Merger (or any portion thereof).

(h) No Dissenters Rights. No dissenter’s rights, appraisal rights or other similar rights shall be available to the holders of Moringa Securities or the Company’s securities with respect to the Merger or the other Transactions.

(i) Withholding Rights.

(i) The Company, Moringa, Merger Sub, Continental (including the Withholding Agent) and each of their respective Affiliates and any other Person making a payment under this Agreement (each, a “Payor”), as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Moringa Security, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the former holder of Moringa Securities, in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith and expend commercially reasonable efforts to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). If any such withholding is so required in connection with any such payments, the Party required to so withhold shall use commercially reasonable efforts to provide written notice to the Party in respect of whom such withholding is required to be paid of the amounts to be deducted and withheld no later than ten (10) days prior to such payment. Without derogating from the foregoing, as soon as reasonably practicable after the execution of this Agreement, the Company will cause its Israeli advisors, in coordination with Moringa and its Israeli counsel, to prepare and file with the ITA an application for a ruling pursuant to Section 104H of the Ordinance, (i) exempting from or deferring Israeli Tax on any consideration payable or otherwise deliverable to each holder of Moringa Class A Ordinary Shares and Moringa Warrants (each, a “Payee”) which holds less than 5% in the Moringa share capital on a date which is ten (10) days prior to the Closing Date (a “Less Than 5% Payee”), pursuant to this Agreement, to such time as determined in the 104H Ruling, or (ii) instructing the Payor and its agents on how such withholding is to be executed from the payment of such consideration (the “104H Ruling”); the 104H Ruling may initially be issued by the ITA in the form of an interim pre-ruling (the “104H Interim Ruling”), in which case the 104H Interim Ruling shall be deemed for the purposes hereof as the 104H Ruling).

(ii) The parties herby acknowledge that they and Continental and the Withholding Agent shall act in accordance with Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes consideration that will be transferred to the Seller at Future Dates) (the “Circular”) and Continental and the Withholding Agent shall provide the Company, prior to the Closing Date, with an undertaking as required under Section 6.2.4.3(c) of the Circular.

(iii)  Notwithstanding the provisions of Section 1.7(i)(i) above, with respect to Israeli Taxes, subject to the provisions of the 104H Ruling, no tax shall be deducted or withheld from any payment to a Less Than 5% Payee except as set forth in the 104H Ruling. The consideration payable to each Payee shall (notwithstanding Section 1.7(i)(i) above) be retained by Continental for the benefit of such Payee until the earlier of (x) (A) with respect to a Payee which holds 5% or more of the Moringa share capital on the date which is ten (10) days prior to the Closing Date, unless a different date for such calculations is specified by the ITA, in which case such date shall be as specified by the ITA (a “5% Payee”), or is a Payee that is not included in the application for the 104H Ruling, the date on which such Payee either (i) delivers to Continental a Valid Certificate or (ii) delivers to the Company such other document or certificate, in form and substance reasonably acceptable to the Company and its tax advisors, or (B) if such Payee is a Less Than 5% Payee and the 104H Ruling has not been obtained, the receipt by Continental of a document, in the form attached as Exhibit 1.7 hereto, in which such Payee has “checked the box” that it is not an Israeli tax resident and was not an Israeli resident in the last four years (or other form of acknowledgement reasonably agreed between Moringa and the Company), or if such Payee is an Israeli tax resident, the date on which such Payee delivers to Continental a Valid Certificate, or (C) if such Payee is a Less Than 5% Payee and the 104H Ruling has been obtained – the date on which the 104H Ruling has been obtained, and (y) the date that is 180 days from the Closing Date, as may be further extended (with respect to all or some of the Payees) by mutual agreement of the Company, Moringa and Continental (the “Withholding Drop Date”), during which time (unless a request is submitted by the Payee to Continental to release its portion of the consideration prior to the Withholding Drop Date) no Payor shall make any payments to such Payee or withhold any amounts for Israeli Taxes from the payments deliverable to such Payee pursuant to this Agreement, except as provided below. If a Payee delivers, no later than three Business Days prior to the Withholding Drop Date, a Valid Certificate to the Payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Certificate, and the balance of the payment that is not withheld shall be transferred to such Payee concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any). If any Payee (I) fails to provide the Payor with the documentation pursuant to clause (x)(A) or (B) above (as applicable) at least three Business Days prior to the Withholding Drop Date, or (II) submits a written request to Continental to release its portion of the consideration prior to the Withholding Drop Date and fails to submit the documentation set forth in clause (x)(A) or (B) above (as applicable) at or before such time, then (subject to the immediately following sentence) the amount to be withheld from such Payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with applicable Law as determined by the Company or its Israeli advisors at their reasonable discretion, and such amount will be calculated in NIS based on the US$:NIS exchange rate known on the date the payment is actually made to such Payee and delivered to the ITA by the Withholding Agent. To the extent that Continental is obliged to withhold Israeli Taxes, the Payee shall either provide Continental with the amount due with regards to such Israeli Taxes prior to the release of the consideration to the Payee, or be entitled, subject to agreement by the Withholding Agent to do so (such agreement to be provided through Continental), in lieu of providing such amount, to instruct the Withholding Agent (such instruction to be made through Continental) to sell, subject to any lock-up or transfer restrictions applicable at such time to the consideration or a portion thereof, such portion of the consideration as required to pay the applicable amount due with regards to such amount of Israeli Taxes required to be delivered to the ITA. Notwithstanding anything else to the contrary in this Agreement, and unless instructed otherwise by the ITA in writing, for Israeli withholding Tax purposes, the value of the consideration shall be determined based on the closing price of a Company Ordinary Share on the Closing Date. For the avoidance of doubt, (1) if the 104H Ruling has been obtained, then the deduction and withholding of any Israeli Taxes with respect to the relevant Payees covered by such Ruling shall be made only in accordance with the provisions of such 104H Ruling, and, to the extent so specified under the provisions of such 104H Ruling, no withholding of Israeli Taxes shall be made from the consideration payable to any Less Than 5% Payee, and (2) if a Payee is not an Israeli tax resident and provides the documentation pursuant to clause (x)(A) or (B) above (as applicable), no withholding of Israeli Taxes shall be made from the consideration payable to such Payee. To the extent that Continental or the Withholding Agent is obliged to withhold Israeli Taxes, the Payee shall either provide Continental with the amount due with regards to such Israeli Taxes prior to the release of the consideration to the Payee, or be entitled, subject to agreement by the Withholding Agent to do so (such agreement to be provided through Continental), in lieu of providing such amount, to instruct the Withholding Agent (such instruction to be made through Continental) to sell, subject to any lock-up or transfer restrictions applicable at such time to the consideration or a portion thereof, such portion of the consideration as required to pay the applicable amount due with regards to such Israeli Taxes. Any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient. Notwithstanding the foregoing, in the event that Payor receives a demand from the ITA to withhold any amount out of the amount held by such Payor for distribution to a particular Payee, such Payor (i) shall notify such Payee of such matter and provide such Payee with a reasonable period to attempt to delay such requirement or extend the period for complying with such requirement which shall be as evidenced by a written certificate, ruling or confirmation from the ITA, unless otherwise required by the ITA, and (ii) to the extent that a certificate, ruling or confirmation is not timely provided by such Payee to the Company prior to the time required by the ITA or under any applicable Law, shall transfer, or cause to be transferred, to the ITA any amount so demanded, including any interest, indexation, linkage differences, adjustments or fines required by the ITA in respect thereof, and for such purpose the Payee shall either provide Continental with the amount due with regards to such Israeli Taxes prior to the release of the consideration to the Payee, or be entitled, subject to agreement by the Withholding Agent to do so (such agreement to be provided through Continental), in lieu of providing such amount, to instruct the Withholding Agent (such instruction to be made through Continental) to sell, subject to any lock-up or transfer restrictions applicable at such time to the consideration or a portion thereof, such portion of the consideration as required to pay the applicable amount due with regards to such amount of Israeli Taxes required to be delivered to the ITA, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Payee.

Notwithstanding anything to the contrary in Section 1.7(i), in the event that Continental is required to transfer any amounts to the ITA on account of Israeli Taxes owing by a specific Payee, and at the Withholding Drop Date (i) such Payee is not covered by the 104H Ruling, (ii) has not provided a Valid Certificate to Continental or the documentation pursuant to clause (x)(A) or (B) above (as applicable), (iii) has not provided Continental such amount due with regards to such Israeli Taxes, and (iv) Continental and/or the Withholding Agent is/are not able or not willing to sell such portion of the consideration of such Payee as required to pay the applicable amount due with regards to such amount of Israeli Taxes, then to the extent legally permissible, Continental shall transfer all such consideration of such Payee to the Company, and such Payee shall thereupon look only to the Company as general creditor thereof for payment, without interest, of such consideration.

1.8 Effect of Merger on Company Securities. Prior to the Closing (for the avoidance of doubt, prior to the transactions described in Section 1.7, and prior to the consummation of any of the transactions contemplated by the Securities Purchase Agreement), the Company shall effect the Capital Restructuring and the conversion of all New SAFE Agreements as provided in this Agreement. For the avoidance of doubt, all Company Ordinary Shares, Continuing Warrants and Continuing Company Options, in each instance, outstanding after the Capital Restructuring and immediately prior to the consummation of the Merger shall remain outstanding following the consummation of the Merger and shall in no way be affected by the Merger. For the avoidance of doubt, each Continuing Warrant and each Continuing Company Option, in each instance, outstanding immediately prior to the consummation of the Capital Restructuring shall, without any action on the part of the holder thereof and in accordance with the provisions of the Continuing Warrant or Continuing Company Option, become a warrant or an option to purchase such number of Company Ordinary Shares, in each instance, as determined by (i) multiplying the number of Company Ordinary Shares issuable upon the exercise of such security by the Conversion Ratio (with one-half Company Ordinary Share being rounded up to the next higher integral number of Company Ordinary Shares), and (ii) dividing the exercise price of such security by the Conversion Ratio (and the adjusted exercise price shall be computed to two decimal places).

1.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Moringa and Merger Sub, the officers and directors of Moringa and Merger Sub are fully authorized in the name of their respective entities to take, and will (at the request of any of the Parties) take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.10 Tax Consequences. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax Law, and this Agreement is intended to constitute, and is adopted by the parties as, a “plan of reorganization” within the meaning of Treasury Regulation §§ 1.368-2(g) and 1.368-3. The Parties agree that (i) each Party shall cause all Tax Returns relating to the Merger to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax law, and (ii) none of the Parties shall take, nor permit their respective Affiliates to take, any action or position that reasonably would be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Law, in each case, unless otherwise required by applicable Law.

1.11 Certain Adjustments. Notwithstanding any provision of this Article I to the contrary (but excluding in all instances any action taken as part of the Capital Restructuring), if, subject to and without limiting anything contained in Section 5.2, between the date of this Agreement and the Effective Time, (a) the outstanding Company Ordinary Shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then, in each case, any number, value (including dollar value) or amount contained herein which is based upon the number of Company Ordinary Shares (including the number of shares of Company Ordinary Shares issuable hereunder in exchange for Moringa Securities, and the number of shares of Company Ordinary Shares issuable upon exercise of the Company Warrants), shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event.

Article II
CLOSING

2.1  Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105, at 10:00 a.m. local time on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date, time or place (including remotely) as Moringa and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III

REPRESENTATIONS AND WARRANTIES OF Moringa

Except as set forth in (i) the disclosure schedules delivered by Moringa to the Company on the date hereof (the “Moringa Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that were filed with SEC prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” and “Cautionary Note Regarding Forward-Looking Statements,” to the extent they are of a predictive, cautionary, or forward-looking in nature, but including, for the avoidance of doubt, disclosures or statements in the Moringa Financials and in the auditor reports thereon), Moringa represents and warrants to the Company and Merger Sub, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. Moringa is an exempted company incorporated, validly existing and in good standing under the Cayman Islands Law. Moringa has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Moringa is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Moringa has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Moringa is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. Moringa has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Moringa Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Moringa and (b) other than the Required Moringa Shareholder Approval, no other corporate proceedings on the part of Moringa are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Moringa is a party shall be when delivered, duly and validly executed and delivered by Moringa and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Moringa, enforceable against Moringa in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of Moringa is required to be obtained or made in connection with the execution, delivery or performance by Moringa of this Agreement and each Ancillary Document to which it is a party or the consummation by Moringa of the transactions contemplated hereby and thereby, other than (a) pursuant to Consents to be obtained pursuant to the Antitrust Laws expressly contemplated by this Agreement, (b) such other filings expressly contemplated by this Agreement, (c) any filings required to be made with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) such other Consents, filings or notifications where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Moringa.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by Moringa of this Agreement and each Ancillary Document to which it is a party, the consummation by Moringa of the transactions contemplated hereby and thereby, and compliance by Moringa with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Moringa’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Moringa or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Moringa under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Moringa under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Moringa Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Moringa.

3.5 Capitalization.

(a)  Moringa is authorized to issue 5,000,000 Preferred Shares, par value $0.0001 per share, none of which are outstanding, 500,000,000 Moringa Class A Ordinary Shares, of which 11,980,000 shares are issued and outstanding of which 11,500,000 shares are held by public shareholders and are subject to possible redemption, and 480,000 were issued in private placements and are not subject to redemption, and 50,000,000 Moringa Class B Ordinary Shares, of which 2,875,000 shares are issued and outstanding. The issued and outstanding Moringa Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding Moringa Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Islands Law, Moringa’s Organizational Documents or any Contract to which Moringa is a party. None of the outstanding Moringa Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Moringa does not have any Subsidiaries or own any equity interests in any other Person and Moringa does not have any right or obligation pursuant to any Contract or otherwise to acquire any equity interests in any other Person.

(b) Except as set forth in Schedule 3.5(a) or Schedule 3.5(b), and except for the 5,940,000 warrants to purchase Moringa Class A Ordinary Shares that are currently outstanding and the Sponsor WCL Warrants, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued Moringa shares or (B) obligating Moringa to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares of Moringa, or (C) obligating Moringa to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares of Moringa. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Moringa to repurchase, redeem or otherwise acquire any shares of Moringa or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which Moringa is a party with respect to the voting of any shares of Moringa.

(c) All Indebtedness of Moringa as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of Moringa contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Moringa or (iii) the ability of Moringa to grant any Lien on its properties or assets.

(d)  Since the date of incorporation of Moringa, and except as contemplated by this Agreement, Moringa has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Moringa’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Moringa Financials.

(a) Moringa, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Moringa with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Moringa has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Moringa’s annual reports on Form 10-K for each fiscal year of Moringa beginning with the first year Moringa was required to file such a form, (ii) Moringa’s quarterly reports on Form 10-Q for each fiscal quarter that Moringa was required to file such reports in order to disclose its quarterly financial results, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Moringa with the SEC (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent deemed material, those disclosures in the Original Balance Sheet that were corrected in the Restated Balance Sheet (as described in Section 3.6(b) below). The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise publicly made available to the SEC. The Moringa Units, Moringa Class A Ordinary Shares and Moringa Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq; Moringa has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Moringa Securities, there are no Actions pending or, to the Knowledge of Moringa, threatened against Moringa by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Moringa Securities on Nasdaq, and all Moringa Securities are in compliance with all of the applicable corporate governance rules of Nasdaq. There is no Action, proceeding or investigation pending or, to the Knowledge of Moringa, threatened against Moringa by Nasdaq or the SEC with respect to any intention by such entity to deregister any Moringa Securities or prohibit or terminate the listing of any Moringa Securities on Nasdaq. Moringa has taken no action that is designed to terminate the registration of the Moringa Securities under the Exchange Act. Moringa has not received any written or, to Moringa’s Knowledge, oral deficiency notice from Nasdaq relating to the continued listing requirements of the Moringa Securities. Moringa is not a foreign private issuer as defined under Rule 405 of the Securities Act and Rule 3b-4 under the Exchange Act (a “Foreign Private Issuer”).

(b) The financial statements and notes of Moringa contained or incorporated by reference in the SEC Reports (the “Moringa Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Moringa at the respective dates of and for the periods referred to in such financial statements, and complied with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), subject to the corrections to the Original Balance Sheet that were reflected in the Restated Balance Sheet (as described subsequently in this Section 3.6(b)).

The audited balance sheet as of March 3, 2021 and related footnote disclosures that appeared in Moringa’s Current Report on Form 8-K filed with the SEC on March 29, 2021 (the “Original Balance Sheet”) were required to be restated in order to correct certain errors in classification, which were corrected in the balance sheet that appeared in the Current Report on Form 8-K/A filed by Moringa with the SEC on May 25, 2021 (the “Restated Balance Sheet”).

(c) Except as and to the extent reflected or reserved against in Moringa Financials (including in the Restated Balance Sheet, which corrected the Original Balance Sheet), Moringa has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in Moringa Financials, other than Liabilities arising in the ordinary course of business since December 31, 2021, all of which shall be accurately reflected or reserved against in the Moringa Financials filed as part of the SEC Reports subsequent to date of this Agreement.

(d) Moringa has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of Nasdaq. Moringa’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by Moringa in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Moringa’s management as appropriate to allow timely decisions, subject to the limitations on effectiveness of those disclosure controls and procedures that have been identified in Moringa’s SEC Reports. Moringa’s SEC Reports accurately reflect the extent of the effectiveness of its disclosure controls. As an Emerging Growth Company, Moringa is not required to provide auditor attestation to its internal controls.

3.7 Absence of Certain Changes. Moringa has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since the consummation of the IPO, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. Moringa is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Moringa, and Moringa has not received written notice alleging any violation of applicable Law in any material respect by Moringa.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Moringa, threatened Action to which Moringa is subject which would reasonably be expected to have a Material Adverse Effect on Moringa. There is no material Action that Moringa has pending against any other Person. Moringa is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Moringa holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Moringa.

3.10 Taxes and Returns.

(a) Moringa has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Moringa Financials have been established in accordance with GAAP. There are no audits, examinations, investigations or other proceedings pending against Moringa in respect of any Tax, and Moringa has not been notified in writing of any proposed Tax claims or assessments against Moringa (other than, in each case, claims or assessments for which adequate reserves in Moringa Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Moringa’s assets, other than Permitted Liens. Moringa has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Moringa for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its incorporation, Moringa has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) Moringa does not have any Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes).

3.11 Employees and Employee Benefit Plans. Moringa does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. Moringa does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Moringa does not own or lease any material real property or Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Moringa is a party or by which any of its properties or assets may be bound, subject or affected, which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (together with the Trust Agreement, each, a “Moringa Material Contract”). All Moringa Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Moringa Material Contract: (i) the Moringa Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Moringa Material Contract is legal, valid, binding and enforceable in all material respects against Moringa and, to the Knowledge of Moringa, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions, and except for any Moringa Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing); (iii) Moringa is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Moringa, or permit termination or acceleration by the other party, under such Moringa Material Contract; and (iv) to the Knowledge of Moringa, no other party to any Moringa Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Moringa under any Moringa Material Contract.

3.14 Transactions with Affiliates. Except as set forth in the SEC Reports, there are no Contracts that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Moringa and any (a) present or former director, officer or employee or Affiliate of Moringa, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Moringa’s issued and outstanding shares as of the date hereof (such Contracts, “Affiliate Contracts”).

3.15 Investment Company Act. Moringa is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case, within the meaning of the Investment Company Act.

3.16 Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from Moringa, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Moringa.

3.17 Certain Business Practices.

(a) Neither Moringa, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of Moringa, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Moringa or assist it in connection with any actual or proposed transaction.

(b) The operations of Moringa are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Moringa with respect to any of the foregoing is pending or, to the Knowledge of Moringa, threatened.

(c) None of Moringa or any of its directors or officers, or, to the Knowledge of Moringa, any other Representative acting on behalf of Moringa is currently identified on the specially designated nationals or other blocked person list or otherwise the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Moringa has not, since its incorporation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country or territory subject to OFAC sanctions or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions.

3.18 Insurance. Schedule 3.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Moringa relating to Moringa or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Moringa is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Moringa, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Moringa. Moringa has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Moringa.

3.19 Information Supplied. None of the information supplied or to be supplied by Moringa expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents or (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Moringa expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Moringa makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or any of its Affiliates.

3.20 Independent Investigation. Moringa has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Merger Sub for such purpose. Moringa acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Moringa pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company, Merger Sub or their respective Representatives have made any representation or warranty as to any Target Company (including Merger Sub) or this Agreement or the transactions contemplated hereby, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Moringa pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.21 Trust Account. As of the date of this Agreement, Moringa has at least $115,000,000 in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Moringa and the Trustee, enforceable in accordance with its terms subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or (ii) entitle any Person to any portion of the proceeds in the Trust Account (other than the payments contemplated by Section 5.17). Prior to the Closing, none of the funds held in the Trust Account may be released except (A) interest earned on the Trust Account to pay any Tax obligation, including franchise Tax, owed by Moringa as a result of assets of Moringa or interest or other income earned on the Trust Account and up to $100,000 to pay dissolution expenses, and (B) to redeem Class A Ordinary Shares pursuant to the redemption rights or otherwise in accordance with the Trust Agreement, the other Moringa Organizational Documents and the IPO Prospectus. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Moringa, threatened with respect to the Trust Account.

3.22 Company Representations. Moringa, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article IV, neither the Company nor any other Person on behalf of the Company has made or makes, and Moringa and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Company, the Target Companies, the business thereof, their Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any information provided or made available to Moringa or any of its officer, directors, employees, agents, representatives, lenders, Affiliates or any other Person acting on its behalf by or on behalf of the Company’s officers, directors, employees, agents, representatives, lenders or Affiliates. Except as otherwise expressly set forth in this Agreement (including the Company Disclosure Schedules), any Ancillary Document or any certificate delivered pursuant to this Agreement, Moringa acknowledges that the Company will be furnished “AS IS, WHERE IS,” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV (INCLUDING THE COMPANY DISCLOSURE SCHEDULES), ANY ANCILLARY DOCUMENT OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND, IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY FOR ANY PURPOSE.

3.23 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, neither Moringa nor any other Person on behalf of Moringa has made or makes any representation or warranty, whether express or implied, with respect to Moringa, its Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company, its Affiliates or any of their Representatives by or on behalf of Moringa. Neither Moringa nor any other Person or entity on behalf of Moringa has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Moringa, its Affiliates or its or their respective businesses, whether or not included in any management presentation.

3.24 Disclosure. No representations or warranties by Moringa in this Agreement (as modified by the Moringa Disclosure Schedules) or the Ancillary Documents, (i) contains or will contain any untrue statement of a material fact, or (ii) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Moringa Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading in light of the circumstances under which they are made.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Moringa (or its counsel, which shall be deemed delivery to Moringa), on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to Moringa, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a company duly organized, validly existing under the Israeli Companies Law, is not categorized as a “Company in Breach” (חברה מפרה) with the Israeli Registrar of Companies, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and as currently proposed to be conducted except as would not materially and adversely impact the consolidated business and operations of the Company and the Target Companies. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 4.1 lists each Target Company and all jurisdictions in which each Target Company is qualified to conduct business and all names other than its legal name under which each Target Company does business. The Company has provided to Moringa accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. A correct and complete list of the directors or managers (as applicable) and officers of each Target Company is set forth on Schedule 4.1. Except as set forth in Schedule 4.1, no Person has any right to designate any director, officer, manager or general partner of any Target Company. The Company is not in violation of any provisions of, and no other Target Company is in violation of any material provision of, its Organizational Documents.

4.2 Authorization; Binding Agreement. Each of the Company and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which (a) the Company is a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of the Company in accordance with the Company’s Organizational Documents and the Israeli Companies Law, and (b) Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby, including the Plan of Merger, have been duly and validly authorized and adopted by the board of directors of Merger Sub and by the Company as sole shareholder of Merger Sub in accordance with Merger Sub’s Organizational Documents, the Cayman Islands Law, any other applicable Law and any Contract to which Merger Sub or the Company is a party or bound. No other corporate proceedings on the part of the Company or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby other than obtaining the Required Company Shareholder Approval. Other than the shareholders of the Company whose Consent is required under the Required Company Shareholder Approval, there is no shareholder or other security holder of the Company or any Target Company whose Consent is required for the execution of this Agreement or any Ancillary Document by the Company and the performance by the Company of its obligations under this Agreement and the Ancillary Documents or consummation of the Transactions. This Agreement has been, and each Ancillary Document to which the Company or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Company or Merger Sub, as applicable, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Required Company Shareholder Approval and the Enforceability Exceptions. The Voting Agreements delivered by the Company include holders of Company Ordinary Shares, Company Ordinary A Shares and Company Preferred Shares whose affirmative vote is sufficient to obtain the Required Company Shareholder Approval, and such Voting Agreements are in full force and effect subject to the Enforceability Exceptions.

4.3 Capitalization.

(a) Schedule 4.3(a) sets forth, as of the date hereof, the number of authorized, issued and outstanding shares of each class or series of share capital of the Company, on an as-converted and fully diluted basis immediately prior to the Closing, after giving effect to the conversion of the Old SAFE Agreements in accordance with their respective terms, the conversion of the New SAFE Agreements and the Capital Restructuring, without giving effect to any additional options to purchase Ordinary Shares which may be issued subsequent to the date of this Agreement and prior to the Closing subject to the provisions of Section 5.2(b), the cancellation of the Old Unallocated Pool and the reservation of the New Unallocated Pool. All of the outstanding shares and other equity interests of the Company, are owned by and registered in the names of such Persons and in such numbers as specified on Schedule 4.3(a), and have been duly authorized, validly issued, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, call option, right of first refusal or first offer, subscription right or any similar right under any provision of the Israeli Companies Law, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) No Company Ordinary Shares or Company Warrants are reserved for issuance to officers, directors, employees, consultants, and any other Persons providing services to the Company pursuant to any Benefit Plan except as set forth in Schedule 4.3(b). Except as set forth in the Existing Company Articles or Schedule 4.3(a) or Schedule 4.3(b), or with respect to the Capital Restructuring, there are no outstanding, reserved or promised options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any equity interests of the Company, and there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. Except as set forth in Schedule 4.3(b), the Company is not party to any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents or Schedule 4.3(b) or with respect to the Capital Restructuring, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement including with regard to the Capital Restructuring, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials or as set forth on Schedule 4.3(c), the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries.

(a) Merger Sub is authorized to issue 5,000,000 ordinary shares, par value $0.01 per share, all of which are owned by the Company. Schedule 4.4(a) sets forth the name of each other direct or indirect Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization or incorporation, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with (i) the applicable Subsidiary’s Organizational Documents, (ii) any purchase option, right of first refusal, preemptive right, call option, right of first refusal or first offer, transfer restrictions, subscription right or any similar right, and (iii) all applicable Laws (including securities Laws), and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company, except as provided in Schedule 4.4(a). Except for the equity interests of the Subsidiaries listed on Schedule 4.4(a) and as provided in Section 4.4(b), the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth in Schedule 4.4(a), the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries.

(b) No Target Company is a participant in any joint venture, partnership or similar arrangement and no Target Company owns any equity interests of any Person (other than the Company’s Subsidiaries) except as set forth in Schedule 4.4(b). There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, guaranty, capital contribution or otherwise) in, any other Person. Schedule 4.4(b) sets forth with respect to each Person described in this Section 4.4(b), the name of the Person, the nature of the agreement, the amount invested, advanced or committed by any Target Company, the interest of the Company in such Person and any provisions which affect any change in such interest, the nature and the amount of the financial commitment of any Target Company, any obligations of any Target Company to any such Person and the rights of any Target Company with respect to the control, management, or rights of any such Person and any other material information relating to the agreement between the Company and any such Person.

4.5 Merger Sub. Merger Sub was incorporated solely for the purpose of engaging in the Transactions. Since its incorporation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

4.6 Governmental Approvals. Except as otherwise described in Schedule 4.6, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or Merger Sub of this Agreement or any Ancillary Documents or the consummation by the Company or Merger Sub of the transactions contemplated hereby or thereby other than (a) such Consents expressly contemplated by this Agreement, (b) applicable requirements of and filings under the Israeli Securities Law, 1968, and the rules and regulations thereunder or any other similar Laws, (c) pursuant to Consents to be obtained pursuant to the Antitrust Laws expressly contemplated by this Agreement and (d) those Consents, the failure of which to obtain prior to the Closing would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company or any Target Company or the ability of the Company or any other Target Company to perform its obligations under this Agreement or the Ancillary Documents to which it is a party.

4.7 Non-Contravention. Except as otherwise described in Schedule 4.7, the execution and delivery by the Company and Merger Sub (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which such Person is a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by such Person with any of the provisions hereof and thereof, will not (a) conflict with or violate, or trigger shareholder rights that have not been duly waived or exercised under, any provision of any such Person’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.6 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Person or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Person under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Person under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be have a Material Adverse Effect on the Company or any other Target Company.

4.8  Financial Statements.

(a) As used herein, the term “Company Financials” means (1) the consolidated audited financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2020 (IFRS) and December 31, 2019 (GAAP), and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, (2) the unaudited un-reviewed consolidated balance sheet at December 31, 2021 (the “Latest Balance Sheet”) and the unaudited un-reviewed consolidated condensed statements of loss and comprehensive loss, for the 12 months ended December 31, 2021, and (3) the financial information provided by the Company and included in the investor presentation to be filed with the SEC as part of the Current Report on Form 8-K announcing the Transactions. True, complete and correct copies of the Company Financials are attached hereto as Schedule 4.8(a). The Company Financials to be included in the Registration Statement, together with the consolidated audited financial statements of the Target Companies as of, and for the year ended, December 31, 2021 (the “2021 Company Financials”) (which will include the same elements as the foregoing financial statements as of, and for the years ended, December 31, 2020 and 2019), which will also be included in the Registration Statement, when included in the Registration Statement, will (i) have been audited in accordance with PCAOB auditing standards by a PCAOB registered independent auditor, (ii) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (iii) have been prepared in accordance with Accounting Principles, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP in accordance with Rule 8-03 of Regulation S-X and exclude year-end adjustments which will not be material in amount), (iv) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (v) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective balance sheet dates and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated in accordance with GAAP. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains books and records reflecting its assets and Liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used in accordance with such Target Company’s management directives, (ii) material transactions of the Target Companies are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company in accordance with applicable Accounting Principles, (iv) the reporting of such Target Company’s assets is compared with existing assets at the intervals required by applicable Accounting Principles and verified in accordance therewith for actual amounts, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis, in each instance, in accordance with applicable Accounting Principles. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since January 1, 2019, no Target Company or its Representatives (including the Target Company’s independent auditors) (i) has received any complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices, or (ii) has identified any fraud, whether or not material, that involves any Target Company’s management or other current or former employees, consultants or directors of any Target Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Target Companies, or any claim or allegation regarding any of the foregoing; it being understood and agreed that the Company is making no representation or warranty that, as of the date of this Agreement, the Company’s internal controls and disclosure controls are effective or otherwise satisfy Sarbanes-Oxley.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness reflected in the Latest Balance Sheet or as otherwise set forth on Schedule 4.8(c). Except as disclosed on Schedule 4.8(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.8(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Principles Codification 810), except for those that are either (i) reflected or reserved on or provided for in accordance with applicable Accounting Principles in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 contained in the Company Financials, (ii) not material, or (iii) that were incurred after December 31, 2020 in the ordinary course of business consistent with past practice (other than Liabilities for material breach of any Contract, material breach of warranty, tort, misappropriation, infringement of Intellectual Property, or material violation of any Law).

(e) All accounts receivables, whether or not accrued, and whether or not billed, of the Target Companies arose from bona fide arm’s-length sales made or services performed in the ordinary course of business.

(f) All notes payable and accounts payable of the Target Companies arose from bona fide arm’s-length transactions entered into in the ordinary course of business.

4.9  Absence of Certain Changes. Except as set forth on Schedule 4.9 or for actions expressly contemplated by this Agreement, since January 1, 2021, the Target Companies, taken as a group, have (a) conducted their business only in the ordinary course of business consistent with past practice, including compliance with COVID-19 Actions which in the reasonable judgment of the Company were required to be taken or implemented by the Company or any of the other Target Companies to preserve the business of the Target Companies, and (b) not been subject to a Material Adverse Effect. Except as set forth on Schedule 4.9, none of the Target Companies has taken any action or omitted to take any action that would have required the written consent of Moringa pursuant to the provisions of Section 5.2 (if such provisions had been in effect at all times since the date of the Latest Balance Sheet).

4.10 Compliance with Laws. The Target Companies are, and since December 31, 2018, have been, in compliance with all applicable Laws and Orders in all material respects. Except as set forth on Schedule 4.10, no Target Company is in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2020, any notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.11 Company Permits. Each Target Company holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”) except where the failure to have any such Permit will not have a Material Adverse Effect. The Company has made available to Moringa true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.11. There is no employee of a Target Company who is required to be licensed by a Governmental Authority in order for the Target Company to conduct is business in the normal course. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened except where the failure thereof will not have a Material Adverse Effect. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any notice of any Actions relating to the revocation or modification of any material Company Permit.

4.12 Litigation. Except as described on Schedule 4.12, since December 31, 2018 there has been no, and there currently is no (a) Action of any nature pending or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, is there any basis for any Action; or (b) Order pending or outstanding or that was rendered by a Governmental Authority, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. Since December 31, 2018, none of the current officers or directors of any Target Company has been charged with, indicted for, arrested for, or convicted of any felony involving moral turpitude or any crime involving fraud. No Target Company has any material Action pending against any other Person.

4.13 Material Contracts.

(a) Schedule 4.13(a) sets forth a true, correct and complete list of, and the Company has made available to Moringa, true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.13(a), a “Company Material Contract”) that:

(i) contains covenants that limit in any material manner the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company, strategic relationship or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture or strategic relationship;

(iii) involves any agreement relating to the supply of product to, the purchase of product for, or the performance of services by or to any Target Company, in each instance, which are material to the consolidated business and operations of the Target Companies;

(iv)  involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company expected to have, immediately prior to the Closing, an outstanding principal amount in excess of $500,000;

(vi) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business) or shares or other equity interests of any Target Company or another Person;

(vii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $1,000,000 in the aggregate;

(ix) is with any Top Customer or Top Vendor;

(x) obligates the Target Companies to provide continuing guarantee of obligations of a third party after the date hereof in excess of $500,000;

(xi) is between any Target Company and any directors, officers or employees of or consultants to a Target Company (other than at-will employment, consulting or other service agreements or arrangements with employees or consultants entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xii) obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture, limited partnership or a strategic relationship agreement);

(xiii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiv) is between any Target Company and any investment banker, broker, finder or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xv) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xvi) relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software.

(b) All Company Material Contracts are in written form. Except as disclosed in Schedule 4.13(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid, binding, and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, no Target Company has received any notice or other communication regarding any actual or possible violation or breach of, default under any Company Material Contract, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.14 Intellectual Property.

(a) Schedule 4.14(a)(i) sets forth all Patents and pending Patent applications, Trademarks and service mark registrations and pending applications, Copyright registrations and pending applications, registered Internet Assets and any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration is pending, and (D) the issuance, registration or application numbers and dates. Schedule 4.14(a)(ii) sets forth all material Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Intellectual Property commercially available on reasonable terms to the public generally (collectively, “Off-the-Shelf Software”)), under which a Target Company is a licensee. Except as set forth in Schedule 4.14(a)(iii), each Target Company owns, free and clear of all Liens (other than Permitted Liens), and have independently developed or acquired, or has valid and enforceable rights in, and has (subject to the terms of any license agreement) the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses or that such Target Company otherwise has the right to use. Other than Company IP Licenses, the use, operation, and distribution of each Target Company’s products and services does not require a license of any third-party Intellectual Property. The Company IP, together with the Company IP Licenses, includes all of the Intellectual Property necessary and sufficient to conduct and operate the business of the Target Company as currently conducted and as currently proposed to be conducted.

(b) Each Target Company has a valid and enforceable license to use (in the manner it currently uses) all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions reasonably necessary to operate the Target Companies as presently conducted. Each Target Company has performed in all material respects the obligations imposed on it in the Company IP Licenses (including compliance with the scope of the license or right granted to the Target Company thereunder), has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any material event occurred that with notice or lapse of time or both would constitute a material default thereunder. Except as set forth in Schedule 4.14(b), all registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid and in force with all applicable maintenance fees paid, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing and all documents, recordations and certificates in connection with such Company Registered IP currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Israel or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property and recording the Company’s and the Company Subsidiary’s ownership interests therein, and where applicable, each Target Company has disclosed to the applicable government office or agency all material prior art known by such Target Company in connection with Patents and Patent Applications.

(c) Schedule 4.14(c) sets forth all material licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor, other than agreements entered into with customers of a Target Company in the ordinary course of business (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed in all material respects all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder (and the corresponding licensee is in compliance with the license granted thereunder). None of the Outbound IP Licenses grants any third party exclusive rights to or under any Company IP or grants any third party the right to sublicense any Company IP.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned by or licensed to the Target Companies. No Target Company has received any written notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, or (ii) other than the Outbound IP Licenses, grants any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property owned (or purported to be owned) by any Target Company (“Company IP”) in any material respect.

(e) All Persons including each Target Company’s officers, directors, employees, consultants, advisors and independent contractors who independently or jointly contributed to, or otherwise participated in the authorship, invention, creation, improvement, modification, or development of any Company IP (each such person, a “Creator”) have signed agreements substantially in the form provided to Moringa (i) agreeing to maintain the confidentiality of the trade secrets of the applicable Target Company, as well as all Company Confidential Information, (ii) assigning to such Target Company by way of present assignment of exclusive ownership of all Intellectual Property rights authored, invented, created, improved, modified, or developed by such Person on behalf of a Target Company in the course of such Creator’s employment or other engagement with such Target Company and (iii) waiving all moral rights (to the extent applicable), and any right or interest in and to any royalty or other remuneration provided by local custom, administrative regulation, governmental statute or otherwise (including under Section 134 of the Israeli Patent Law, 1967 and any other applicable Law). No current or former officer, employee or independent contractor of a Target Company has claimed any right, title, or interest in or to any Company IP. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP. There are no current or, to the Company’s Knowledge, threatened, claims from any Creator for compensation or remuneration for inventions invented, copyright works created or any similar claim, including under Section 134 of the Israeli Patents Law, 1967 and any other applicable Law.

(f) Except as set forth in Schedule 4.14(f), no facilities or funding of a university, college, other educational institution or research center was used in the development of any Intellectual Property owned or, to the Knowledge of the Company, licensed by the Company. Except as set forth in Schedule 4.14(f), to the Knowledge of the Company, no Creator, was under restrictions resulting from his/her relations with any government, university, college or other educational institution or research center that would result in any government, university, college or other educational institution or research center having an ownership interest in any Company IP, nor has any such person created or developed any Company IP with any Grant. To the Knowledge of the Company, no current or former Creator (i) is in material violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such Person’s being employed by, or performing services for, any Target Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, Software or other copyrightable, patentable or otherwise proprietary work for any Target Company that is subject to any agreement under which such Creator has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(g) Except as set forth in Schedule 4.14(g) the Company has not applied, obtained or received any grant, loan, incentives, benefits (including tax benefits), subsidies or other assistance from any governmental or regulatory authority or any agency, or any international or bilateral fund, institute or organization or public entities or authorities, including, from the Investment Center of the Ministry of Economy and Industry of the State of Israel or the National Authority for Technological Innovation (previously known as the Office of the Chief Scientist of Israel’s Ministry of Economy), nor is the Company an “approved enterprise”, “benefited enterprise” or “preferred enterprise” within the meaning of the Israeli Encouragement of Capital Investments Law, 1959 (“Grants”). The Company was and is in compliance, in all material respects, with the terms and conditions of any such Grants. Except as set forth in Schedule 4.14(g), no royalties, interest, participation fees or other payments are payable or will be payable by the Company as a result of any Grant, and the consummation of the Transactions will not affect the continued qualification for such Grants, the terms or duration thereof or require any reimbursement, repayment, refund or cancellation of any previously claimed or received Grants.

(h) The consummation of any of the Transactions will not (A) result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code under (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License, nor shall it give any non-Company party to any such Contract the right to do any of the foregoing; or (B) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company IP, or impair the right of any Target Company to use, possess, sell or license any Company IP or portion thereof.

(i) Each Target Company has taken all commercially reasonable steps to protect the confidentiality and value of all Trade Secrets, Company Source Code, Company IP and all other Company Confidential Information, which measures are customary in the industry in which such Target Company operates and for companies similarly situated.

(j) No Target Company (or any other Person acting on its behalf) has disclosed or delivered to any third party, or permitted the disclosure or delivery by any escrow agent or other party of, any Company Source Code. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure, license or delivery by any Target Company (or any other Person acting on its behalf) to any Person of any Company Source Code. The consummation of any of the Transactions will not result in the release of any Company Source Code.

(k)  (1) Except as set forth in Schedule 4.14(k)(1), no Company Service, or other Company IP, is subject to the terms of any license governing Open Source Materials. Schedule 4.14(k)(1) lists all Open Source Materials incorporated in, and/or distributed, linked, or combined with any Company Services in any way, or from which any part of any such Company Services are derived, and briefly describes the general manner in which such Open Source Materials are used, as well as specifies whether the Open Source Materials are distributed. (2) Each Target Company’s Service, as well as other Company IP: (i) do not incorporate Open Source Materials, and are not combined with Open Source Materials; (ii) are not distributed in conjunction with any Open Source Materials; or (iii) do not use Open Source Materials, in such a way that, with respect to (i), (ii) or (iii), imposes or creates, or purports to impose or create, obligations for a Target Company with respect to any Company IP or such products or services, or grants (or purports to grant) to any Person any rights or immunities under any Company IP or such Company Services (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other Software incorporated into, derived from, linked with, combined with, or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, (C) redistributable at no charge, or (D) subject to material limitations, restrictions, or conditions on the right or ability of the Target Company to use, license, or distribute its products or services and/or any Company IP). Each Target Company’s use and distribution of each component of Open Source Materials complies with all the applicable license terms, in all material respects, and in no case does the use, modification or distribution of any Open Source Material give rise, create, or purport to create obligations under such license terms to any rights or immunities to any third parties under any Target Company product or service or Company IP, including any obligation to disclose or distribute any such Target Company product or service or Company in source code form, to license any such Target Company product or service or Company IP for the purpose of making derivative works, to distribute any such Target Company product or service or Company IP without charge or grant any license to any of the Intellectual Property embedded therein.

(l)  None of the Software or computer hardware (whether general or special purpose) or other similar or related items of automated, computerized, and software systems and any other networks or systems and related services that are used by the Target Companies in the conduct of their businesses (collectively, the “Systems”) has experienced bugs, viruses, disabling code, failures, breakdowns, or similar adverse events during the preceding three (3) years that has caused or reasonably could be expected to cause any substantial disruption or interruption in or to the continued use of any such Systems by the Target Companies. To the Knowledge of the Company, the Systems do not contain any software bug, virus, Trojan, worm, spyware, malware, or similar malicious program. The Systems (i) to the Knowledge of the Company, are sufficient in all material respects for the operation of the Target Companies’ respective businesses as presently conducted, (ii) to the Knowledge of the Company, have operated and performed in all material respects as required in connection with the operation of the Target Companies’ respective businesses and in accordance with all applicable specifications, and (iii) have sufficient capacity and performance to meet the business requirements of each Target Company as currently conducted.

4.15 Privacy.

(a) Each Target Company is, and has been, in compliance in all material respects with all: (i) applicable Privacy Laws, (ii) all Contract requirements, obligations and commitments relating to Personal Information, and (iii) any privacy policy or notice of such Target Company relating to Personal Information (collectively, “Data Security Requirements”). The Transactions will not result in any material liabilities in connection with any Data Security Requirements, and will not require the consent, notice, waiver or authorization of, or declaration, filing or notification of any Person and/or third party, or any additional action, in respect of any Personal Information. Copies of all of the Target Companies’ privacy policies have been made available to Moringa and such copies are true, correct and complete.

(b) Each Target Company has at all times made all disclosures to, and obtained any necessary consents from, data subjects, users, customers, employees, contractors and other applicable Persons required Data Security Requirements related to data privacy, data processing, data protection and/or data security. Each Target Company does not process and has not processed Personal Information of any natural Person under the age of 18 (or other age applicable to children any under local Law). When required under applicable Law, each Target Company deletes and has deleted all Personal Information from end users upon obtaining actual knowledge that an end user is considered a child according to applicable Laws. Each Target Company has at all times complied, in all material respects, with all applicable Laws related to spam, unsolicited communications and/or marketing.

(c)  (i) To the Knowledge of the Company, no Person has obtained unauthorized access, and there has been no unauthorized processing, unauthorized use of Personal Information or confidential information owned by or in the possession of any Target Company, nor, to the Knowledge of the Company, has there been any other compromise of the security, confidentiality, availability and/or integrity of such information or data, which required disclosure or notification under applicable Data Security Requirements, and (ii) no complaint relating to an improper use or disclosure of, or a breach in the security of, any such Personal Information and/or confidential information has been received by a Target Company. To the Company’s knowledge, any third party who has provided Personal Information to the Company has done so in compliance in all material respects with applicable Privacy Laws, including providing any notice and obtaining any consent required.

(d) Each Target Company has taken any and all required steps to protect and maintain the confidential nature of the Personal Information provided to such Target Company by any Person, secure any such Personal Information from loss, theft, unauthorized or unlawful access, use, modification, disclosure or other misuse and to ensure that the Personal Information is processed, transferred or permitted to be transferred in compliance with the Data Security Requirements.

(e) There has been no actual or threatened loss, damage or unauthorized or unlawful access, use, modification, processing, disclosure or other misuse of confidential information and/or Personal Information by or on behalf of any Target Company. None of the Target Companies has received any notice of any claims, investigations (including investigations by a Governmental Authority), or alleged violations of Laws (including, loss, damage or unauthorized access, use, processing, modification or other misuse of, or illegal or unpermitted processing, any information or data by a Target Company, or any of its employees or contractors) and, to the Knowledge of the Target Company, there is no basis for any such claim or Action. There are no unhandled requests from individuals or other third parties seeking to exercise any data protection or privacy rights (such as rights to access, rectify, or delete Personal Information, to restrict or object to processing of Personal Information, or relating to data portability).

4.16 Taxes and Returns. Except as set forth on Schedule 4.16:

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied in all material respects with all applicable Laws relating to Taxes. There are no audits, examinations, investigations or other Actions pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against such Target Company (other than, in each case, claims or assessments for which adequate reserves in Company Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Company’s assets, other than Permitted Liens. No Target Company has outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes).

(c) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authority, except where the failure to collect, withhold or pay will not have a Material Adverse Effect.

(d) No Target Company has been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(e) Any Target Company required to be registered for purposes of Israeli value added tax is duly registered and has complied with all requirements concerning Israeli value added Tax (“VAT”). Each Target Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) if and to the extent applicable, has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. No non-Israeli Target Company is required to register in Israel for Israeli VAT purposes. Each Target Company required to register for VAT under the laws of any country other than Israel has so registered and has collected and paid over to the taxing authority all VAT required to be collected and paid over.

(f)  No Target Company is benefiting (or has benefited) from any grants, exemption, tax holiday, reduced tax rates or accelerated depreciation under the Israeli Capital Investment Encouragement Law – 1959, including but not limited to Preferred Technological Enterprise, Preferred Enterprise, Benefitted Enterprise and Approved Enterprise Status.

(g) No Target Company has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Israeli Income Tax Ordinance New Version, 1961, as amended, and the rules and regulations promulgated thereunder (the “Ordinance”), a “reportable opinion” under Sections 131D of the Ordinance, or a “reportable position” under Section 131E of the Ordinance or any similar provision under any other local or foreign Tax Law, and including with respect to VAT.

(h) Each Foreign Plan that is intended to qualify as a capital gains route plan under Section 102 of the Ordinance has received a favorable determination or approval letter from the Israel Tax Authority (“ITA”) or is otherwise deemed approved by passage of time without objection by the.

(i) No Target Company is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(j) Each Target Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, and the prices for any property or services provided by or to any Target Company are arm’s length prices for purposes of the applicable laws, including Section 85A to the Ordinance and the Income Tax Regulations (Determination of Market Terms) 2006 and including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Target Companies.

(k) Each Target Company is Tax resident only in its jurisdiction of formation.

(l) No Target Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or incorporated.

(m) No Target Company organized, incorporated or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created, incorporated or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(n) No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date. No Target Company has made an election pursuant to Section 965(h) of the Code.

4.17 Real Property. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases). Schedule 4.17 contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to Moringa a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition.

4.18 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $200,000 is set forth on Schedule 4.18, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.18, all items of Personal Property of the Target Companies are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company. The Company has provided to Moringa a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.19 Employee Matters.

(a) The Company has provided to Moringa a true, correct and complete list of all employees of the Target Company and includes, each employee’s name and title, work location, employment commencement date, status, actual scope of employment (e.g., full or part-time or temporary), overtime classification (e.g., exempt or non-exempt), prior notice entitlement, salary and any other compensation and benefits, payable, maintained or contributed to or with respect to each of the listed employees and including but not limited to the following entitlements: bonus (including type of bonus, calculation method and amounts received in 2020), deferred compensation, commissions (including calculation method and amounts received in 2020), overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments) sick leave entitlement and accrual, recuperation pay entitlement and accrual, pension arrangement or any other provident fund (including managers’ insurance and further education fund), their respective contribution rates and the salary basis for such contributions, whether such employee, is subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary), and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). Other than their salaries, the employees of the Target Companies are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. No employee of any Target Company is entitled (whether by virtue of any Law, Contract or otherwise) to any benefits, entitlement or compensation that is not listed on Schedule 4.19(a). No Target Company has made any promises or commitments to any of its employees or former employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, except as listed on Schedule 4.19(a). Other than as listed on Schedule 4.19(a) there are no other employees employed by any Target Company. No key employee of a Target Company has been dismissed in the last twelve (12) months prior to the signing date of this Agreement.

(b) Except for extension orders applicable to all employees in Israel, no Target Company is or has ever been a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company or is otherwise required (under any Law, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. No Target Company is or has ever been a member of any employers’ association or organization. No Target Company paid, was required to pay or has been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. There are no, and have never been any, labor organizations representing, and to the Knowledge of the Company there are no labor organizations purporting to represent or seeking to represent, any employees of any Target Company, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. No current officer or key employee of a Target Company has provided such Target Company written notice of his or her plan to terminate his or her employment with any Target Company.

(c) Except as set forth in Schedule 4.19(c), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws and the employment agreements respecting employment and employment practices, terms and conditions of employment, including but not limited to health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, working during rest days, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, engaging employees through services providers, collective bargaining, privacy issues, fringe benefits, employment practices, workers’ compensation, the collection and payment of withholding or social security taxes and any similar tax and has not received written notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any past due arrears of wages or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Each Target Company is and has been in compliance in all material respects with all Contracts with its respective independent contractors and consultants (true and complete copies of which have been provided to Moringa), and has paid to all of its respective independent contractors and consultants all fees, remuneration and other compensation due and payable to such independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with or based on, arising out of, or otherwise relating to the employment or termination of employment or failure to employ by the Target Company.

(d) Except as set forth in Schedule 4.19(d), each Target Company employee and former employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Moringa by the Company.

(e) Except as set forth on Schedule 4.19(e), all of the independent contractors that are or were involved in the development of intellectual property of the Company are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.19(e), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights with a Target Company, a copy of which has been provided to Moringa by the Company. All independent contractors who are currently, since the Company’s organization have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company and would not reasonably be expected to be reclassified by any Governmental Authority as employees of the Target Company, for any propose whatsoever. Except as set forth on Schedule 4.19(e), each independent contractor is terminable on up to thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

(f) All past and present employees of the Target Company have executed the Target Company’s employment agreement or employment offer, as applicable (true and correct copies of which have been made available to Moringa). The Target Companies have no unwritten policies, practices and customs relating to employment, as would have a material effect on the Target Companies.

(g) Without derogating from any of the above representations, the Target Companies’ liability towards their employees regarding severance pay, accrued vacation and contributions to all Target Company plans are fully funded or if not required by any source to be funded are accrued on the Target Company’s financial statements as of the date of such financial statements. Section 14 Arrangement was properly applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding all former and current employees of each Target Company who reside in Israel based on their full salaries and from their commencement date of employment. All amounts that each Target Company is legally or contractually required to either (A) deduct from their employees’ salaries and any other compensation or benefit or to transfer to such employees’ Target Company plans or (B) withhold from employees’ salaries and any other compensation or benefit and to pay to any Governmental Authority as required by any applicable Law, have been duly deducted, transferred, withheld and paid, in accordance with applicable Law, and no Target Company has any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice).

4.20 Benefit Plans.

(a) Set forth on Schedule 4.20(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to Moringa accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; and (v) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Except as set forth in Schedule 4.20(d), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(e) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

4.21 Environmental Matters. Except as set forth in Schedule 4.21:

(a) Each Target Company is and, to the Company’s Knowledge, has since its formation been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permit”), and no Action is pending or, to the Company’s Knowledge, threatened in writing to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that would be reasonably expected to adversely affect such continued compliance with Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material, in each case, that has not been resolved or that would be reasonably expected to result in a material Liability.

(c) No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation under applicable Environmental Laws.

(e) The Company has provided to Moringa all final and non-privileged environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.22 Transactions with Related Persons. Except as set forth on Schedule 4.22(i), no Target Company nor any of its Affiliates, nor any officer, director, employee, 5% equityholder or a beneficial owner of the equity of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or, to the Knowledge of the Company, indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property or the license of Intellectual Property from, (c) granting or receiving any right or interest in any asset of a Target Company to or from, or (d) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than three percent (3%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.22(ii), no Target Company is directly or, to the Knowledge of the Company, indirectly a party to any Contract with any Related Person or any equityholder of the Company (including any management rights letter, side letter, shareholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract of any Target Company, including any Contract granting any equityholder of the Company investor rights, veto rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights, but excluding, for the avoidance of doubt, the Ancillary Documents) (the Contracts required to be disclosed on Schedule 4.22(ii), other than the Shareholders’ Rights Agreement which will be amended by the Amended SRA and any other Ancillary Documents, the “Company Investor Agreements”), and, to the Knowledge of the Company, no Related Person owns any real property or Personal Property, or right, tangible or intangible which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 4.22 identifies with an asterisk (*) those Contracts, arrangements or commitments with Related Persons that cannot be terminated upon sixty (60) days’ notice by the Target Companies without penalty. Except as set forth on Schedule 4.22(iii), all transactions since the incorporation of the Company between the Company and Related Persons that require approvals pursuant to Sections 268 to 284 of the Israeli Companies Law, or pursuant to the Company’s Articles of Association (as in effect at the relevant time) have been duly approved. No officer or director of any Target Company: (i) has, to the Company’s Knowledge, any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Target Company or (B) any other entity in any material business arrangement or relationship with any Target Company; provided, however, that the ownership of securities listed on any national securities exchange representing less than 2% of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (ii) has, to the Company’s Knowledge, any interest in any property, asset or right used by the Target Company for the business; (iii) has outstanding any Indebtedness owed to any Target Company; or (iv) has received any funds from the Target Company since the date of the Latest Balance Sheet, except for employment-related compensation received in the ordinary course of business.

4.23 Insurance.

(a) Schedule 4.23(a) lists all insurance policies held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Moringa. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is in full force and effect and (ii) will continue to be in full force and effect on identical (or better) terms following the Closing. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)  Schedule 4.23(b) identifies each individual insurance claim in excess of $200,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying or has disputed coverage.

4.24 Books and Records. The Company has delivered to Moringa accurate and complete copies of (i) the minute books containing, in all material respects, records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors, and shareholders of each Target Company; and (ii) the shareholder register of each Target Company, which records reflect all issuances, transfers, repurchases and cancellations of shares of equity securities of each Target Company. All actions taken and all transactions entered into by the Company have been duly approved by all necessary action of the board of directors and shareholders thereof. All of the books and records of the Target Companies are true, complete and accurate in all material respects and have been maintained in accordance with reasonable business practices and in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.25 Top Customers and Vendors. Schedule 4.25 lists, by dollar volume received or paid, as applicable, for each of the years ended December 31, 2020 and 2019, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest vendors of goods or services to the Target Companies (the “Top Vendors”). Other than as a result of the COVID 19 pandemic and government regulation addressing the pandemic and the public response to the pandemic including supply chain issues, no Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated or advised any Target Company of its plan or intention to terminate any material relationships of such Person with a Target Company and no Top Vendor or Top Customer has during the last twelve (12) months decreased materially, or advised a Target Company of its plan or intention to materially decrease its relationships with a Target Company. No Target Company has within the past two (2) years been engaged in any material dispute with any Top Vendor or Top Customer and the Company has not received any written indication from any Top Vendor or Top Customer of any material dissatisfaction on the part of any Top Vendor or Top Customer.

4.26 Certain Business Practices.

(a)  No Target Company, nor any of its directors or officers or any of its other Representatives acting on its behalf has (i) used or offered any funds or other things of value for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or candidates for political office, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the equivalent Laws of Israel or of the country in which the Target Company is located or conducts business, (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws, or (iv) otherwise made any unlawful payment.

(b) The operations of each Target Company are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Company’s Knowledge, threatened against any Target Company.

(c) No Target Company or any of their respective directors or officers or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise the subject of any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country or territory subject to OFAC sanctions or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions, since the Company’s organization. Since January 1, 2016, and except where the failure to be, or to have been, in compliance with such Laws has not been or would not, individually or in the aggregate, reasonably be expected to be material to the Company taken as a whole, neither the Target Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been (i) a Person named on any Sanctions List and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity 50-percent or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii).

(d) No Target Company has received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Authority regarding an actual or possible violation of the Anti-Corruption Laws.

(e) No Target Company is, or is required to be, registered with the Israeli Ministry of Defense as a security exporter. Except as set forth in Schedule 4.26(e), the business of the Target Companies and Merger Sub does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export is restricted under Israeli Law, and the business of the Target Companies does not require any Target Company to obtain a license from the Israeli Ministry of Economy and/or the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization, marketing or export of technology or financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions, in the last five (5) fiscal years.

4.27 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case, within the meaning of the Investment Company Act.

4.28 Securities Purchase Agreement and Financing. The Company has provided to Moringa true and complete copy of the fully executed Securities Purchase Agreement and all documents and agreements ancillary thereto or entered into with the Investor in connection therewith (collectively, the “Securities Purchase Agreement Documents”), either as of the date hereof, or which are in a form agreed upon with the Investor and will be executed at or prior to the Closing. Schedule 4.28 lists each of the Securities Purchase Agreement Documents and indicates which have been executed on or prior to the date hereof and which will be executed at the Closing. Neither the Company nor any of its Affiliates has entered into any side letter or other Contract relating to the Financing, other than as set forth in the Securities Purchase Agreement Documents, and there are no conditions to the closing of the transactions contemplated therein other than the conditions (if any) specifically stated therein. The Securities Purchase Agreement and each of the other Securities Purchase Agreement Documents which has been executed on or prior to the date hereof has been duly authorized, executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company, and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. Each of the Securities Purchase Agreement Documents that is to be executed at the Closing has been duly authorized and, when executed and delivered at the Closing, will, upon receipt of the consideration provided in the Securities Purchase Agreement Documents, constitute the valid and binding obligation of the Company, enforceable against the Company, and, to the Knowledge of the Company, the other parties thereto, in accordance with their respective terms, subject to the Enforceability Exceptions.

4.29 Finders and Brokers. Except as set forth in Schedule 4.29, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from Moringa, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

4.30 Information Supplied. None of the information supplied or to be supplied by the Target Companies expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the Transactions; (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Target Companies expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, (i) the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Moringa or its pre-Closing Affiliates, and (ii) the Company makes no representations, and expressly disclaims any representations, with respect to (x) any projections, forecasts or predictions or (y) the results or outcome of any forward-looking statements, projections or assumptions that may be included in any of the foregoing information.

4.31 Independent Investigation. The Company and Merger Sub each acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Moringa set forth in this Agreement (including the related portions of the Moringa Disclosure Schedules) and in any certificate delivered by Moringa or on its behalf to the Company pursuant hereto, and the information provided by or on behalf of Moringa for the Registration Statement; and (b) none of Moringa or its Representatives has made any representation or warranty as to Moringa or this Agreement or the Transactions, except as expressly set forth in this Agreement (including the related portions of the Moringa Disclosure Schedules) or in any certificate delivered by Moringa to the Company pursuant hereto, or with respect to the information provided by or on behalf of Moringa for the Registration Statement.

4.32 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any material fact necessary to make the statements or facts contained therein not misleading in light of the circumstances under which they are made.

4.33 No Other Representations or Warranties; No Reliance. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person or entity on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to the Company, its Affiliates, its business or operations, or any of their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Moringa, its Affiliates or any of its Representatives by or on behalf of the Company. Neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, to Moringa with respect to any projections, forecasts, estimates or budgets made available to Moringa, its Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Company, its Affiliates or its or their respective businesses, whether or not included in any management presentation. The Company, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article III, neither Moringa nor any other Person or entity on behalf of Moringa has made or makes, and the Company and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to Moringa, its Affiliates or its or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or its Affiliates or any of their Representatives by or on behalf of Moringa.

Article V

COVENANTS

5.1 Access and Information

(a) During the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement in accordance with Section  7.1, or (ii) the Closing (the “Interim Period”), subject to the provisions of the Confidentiality Agreement, each of the Company and Merger Sub shall give, and shall cause its respective Representatives to give (subject, in each instance, to (x) compliance with applicable Law, (y) the Company’s desire to, insofar as legally applicable in the opinion of counsel, maintain attorney-client privilege at its sole discretion, and (z) the consent of, or other conditions required by, a Contract counterparty; provided that in the event that Company or Merger Sub does not provide access or information in reliance on sub-clauses (x), (y) or (z), it shall use its reasonable efforts to communicate the applicable information to Moringa in a way that would not waive such a privilege, or violate applicable Law or Contract), Moringa and its Representatives, at reasonable times, during normal business hours, and upon reasonable intervals and notice, reasonable access to all offices and other facilities, and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies as Moringa or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including monthly unaudited financial statements) and cause each of the Representatives of the Company and Merger Sub to reasonably cooperate with Moringa and its Representatives in their investigation; provided, however, that Moringa and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. During the Interim Period, the Company shall confer from time to time, as reasonably requested by Moringa, with Moringa or its Representatives to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.

(b) During the Interim Period, subject to the provisions of the Confidentiality Agreement, Moringa shall give, and shall cause its Representatives to give (subject, in each instance, to (x) compliance with applicable Law, (y) Moringa’s desire to, insofar as legally applicable on the opinion of counsel, maintain attorney-client privilege at its sole discretion, and (z) the consent of, or other conditions required by, a Contract counterparty; provided that in the event that Moringa does not provide access or information in reliance on sub-clauses (x), (y) or (z), it shall use its reasonable efforts to communicate the applicable information to the Company and Merger Sub in a way that would not waive such a privilege, or violate applicable Law or Contract), the Company, Merger Sub and their respective Representatives, at reasonable times, during normal business hours, and upon reasonable intervals and notice, reasonable access to all offices and other facilities, and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Moringa or its Subsidiaries, as the Company, Merger Sub or their respective Representatives may reasonably request for purposes of the Transactions regarding Moringa, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects, and cause each of Moringa’s Representatives to reasonably cooperate with the Company and Merger Sub and their respective Representatives in their investigation; provided, however, that the Company, Merger Sub and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Moringa or any of its Subsidiaries.

5.2 Conduct of Business of the Company and Merger Sub.

(a) Unless Moringa shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (A) as expressly contemplated by this Agreement, including but not limited to the Capital Restructuring, the New SAFE Agreements and the Note Financing, (B) as required by applicable Law, or (C) as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) except for COVID-19 Actions which in the reasonable judgment of the Company are required to be taken or implemented by the Company or any of the other Target Companies during the Interim Period to preserve the business of the Target Companies, conduct its and their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) use its commercially reasonable efforts to preserve intact, in all material respects, its and their respective business organizations, keep available the services of the current executive officers and key employees of the Company and its Subsidiaries, and preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers, channel partners, distributors and other Persons with whom the Company or any of its Subsidiaries has business relations that are material to the Company’s business as currently conducted or currently proposed to be conducted.

(b) Without limiting the generality of Section 5.2(a) and except (A) as expressly contemplated by this Agreement, including but not limited to the Capital Restructuring, (B) as required by applicable Law (including COVID 19 Measures), or (C) as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of Moringa (such consent not to be unreasonably withheld, conditioned or delayed), neither the Company nor Merger Sub shall, and the Company shall cause the Target Companies to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, including the Company’s Shareholders’ Rights Agreement, the Old SAFE Agreements, the New SAFE Agreements or the terms of any other outstanding equity security of a Target Company (including any of the Continuing Warrants and Continuing Company Options);

(ii) except in connection with the exercise, conversion or replacement of options and warrants set forth in Schedule 4.3(b) (in accordance with their terms on the date of this Agreement) or the grant of options to employees in the ordinary course of business consistent with past practices, authorize for issuance, issue, grant, sell, pledge, dispose of, place any Lien on, or propose to issue, grant, sell, pledge or dispose of or place any Lien on, any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, including any securities convertible into or exchangeable for any of its shares or other equity securities, and any other equity-based awards (including any equity appreciation, phantom equity, profit participation or similar rights), or engage in any hedging transaction with a third Person with respect to such securities;

(iii) (1) split, sub-divide, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof, or (2) make, declare, pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or (3) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire, redeem or purchase any shares or other equity interests of a Target Company;

(iv) (1) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (except for (x) out-of-pocket expenses incurred in connection with the transactions contemplated hereunder, and (y) exercising additional calls under the existing venture lending arrangement with Discount Capital (i.e. up to an additional $1,500,000 in the aggregate)), (2) make a loan or advance to, or investment, in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or (3) guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $1,000,000 in the aggregate;

(v)  (1) pay, discharge or satisfy, any claim or Indebtedness, other than payment, discharge or satisfaction in the ordinary course of business consistent with past practices of Indebtedness reflected or reserved against in the financial statements, (2) defer payment of any accounts payable other than in the ordinary course of business consistent with past practices, or (3) give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practices, in order to accelerate or induce the collection of any receivable;

(vi)  increase the wages, salaries or compensation of its employees or consultants other than in the ordinary course of business consistent with past practice, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any consultant or employee, in each case, other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice;

(vii)   amend, waive or otherwise change, in any respect, any New Employment Agreement, Lock-Up Agreement, Voting Agreement or any other Ancillary Document to which Moringa is not a party;

(viii) without derogating from sub-clause 5.2(b)(vii), increase the wages, salaries or compensation of its directors, officers or key employees, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any directors, officers or key employees;

(ix)  pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any material benefit not required by any plan or arrangement as in effect as of the date hereof (including acceleration of vesting or payment), in connection with the Transactions, other than such payments or benefits disclosed in Schedule 4.20(d) of the Company Disclosure Schedules;

(x)  negotiate, modify, extend, or enter into any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Target Companies;

(xi)  enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xii)   make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case, except as required by applicable Law or in compliance with GAAP;

(xiii) terminate, amend, waive or assign to any Person that is not a Target Company any material right under any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(xiv) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xv)   establish any Subsidiary in such jurisdiction in which the Company has no business activity or enter into any new line of business;

(xvi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xvii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with such Party’s outside auditors;

(xviii)  waive, release, assign, settle or compromise any material claim, Action or proceeding (including any suit, Action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $500,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xix) close or materially reduce its activities;

(xx)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, (1) any corporation, company, partnership, limited liability company, other business organization or any division thereof, or (2) any material amount of assets outside the ordinary course of business consistent with past practice;

(xxi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or voluntarily initiate or permit or consent to any proceeding of insolvency, bankruptcy, receivership or other similar proceeding involving any Target Company;

(xxii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), place any Lien on, or otherwise dispose of any material portion of its properties, assets or rights;

(xxiii)  enter into any Contract, understanding or arrangement with respect to the voting of equity securities, or registration rights in respect of equity securities, of any Target Company, or enter into any other Contract, understanding or arrangement that if entered into prior to the date hereof would be a Company Investor Agreement;

(xxiv)  enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(xxv) terminate, or amend or waive in any manner, any Securities Purchase Agreement Document, or waive any condition to the Company’s obligations under any Securities Purchase Agreement Document; or

(xxvi)  enter into any Contract to do, or authorize or agree to do, any of the foregoing actions.

(c)  The Company will have the discretion to enter into and execute one or more financing transactions, solely for financing, prior to the Closing, the operation and conduct of the business of the Company, in the aggregate amount not to exceed Twenty Million US Dollars (US$ 20 million) for all such financing transactions, at such pre-money valuation of the Company and via such instruments (including convertible instruments) as approved by the Company’s board of directors, provided that the terms of such financing will not inhibit, diminish, frustrate or otherwise adversely affect (i) the Company’s ability to raise equity in the public markets at or after the Closing or (ii) the Company or Moringa’s ability to enter into and close on back-stop, forward purchase agreements or other non-redemption agreements at or in anticipation of Closing as may be required to meet any of the conditions for Closing specified under Article VI (notwithstanding the foregoing in (i) or (ii) it is agreed that the Company’s valuation in such financing shall not be considered as inhibiting, frustrating or otherwise adversely affecting the Company’s ability). As a condition to any such financing transaction, if equity or equity-related, the Company shall obtain a duly executed Voting Agreement signed by the party providing such financing. Any shares or other equity securities of the Company issued or issuable pursuant to such financing transactions shall be added in the Total Company Shares and calculation of the Conversion Ratio (i.e., appropriate adjustment to provide the holders of Moringa Securities with the same equity and equity-related holdings in the Company at the Effective Time as they would have received had there not been such financing transactions or issuance of shares or other equity securities in respect thereof).

5.3  Conduct of Business of Moringa.

(a)  Except (A) as expressly contemplated by the terms of this Agreement (including as contemplated by the Lock-Up Agreements, the Restated Registration Rights Agreement, the Moringa Class B Conversion, the Unit Separation, the Redemption, the Working Capital Loans, FPA(s) (as defined below) and the Sponsor WCL Warrants), (B) as required by applicable Law, or (C) as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed, except that this parenthetical clause shall not apply to clauses (xii) and (xiii)), Moringa shall not, and shall cause its Subsidiaries to not:

(i)  amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of, place any Lien on, or propose to issue, grant, sell, pledge or dispose of, or place any Lien on, any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, including any securities convertible into or exchangeable for any of its shares or other equity securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except that Moringa may issue to the Sponsor (or any of its Affiliates) promissory notes that evidence up to $1.5 million of working capital loans from the Sponsor (or any of its Affiliates), including the promissory note issued by Moringa to the Sponsor on August 9, 2021, that may be converted into warrants (collectively, the “Working Capital Loans”) (and if not converted into warrants, shall be repaid in full upon Closing to the payee thereof by wire transfer of immediately available funds to the account designated by the Sponsor), and issue the underlying warrants, as described in the IPO Prospectus (if issued, the “Sponsor WCL Warrants”);

(iii)  (1) split, sub-divide, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof, or (2) make, declare, pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or (3) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire, redeem or purchase any of its securities;

(iv)  make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case, except as required by applicable Law or in compliance with GAAP;

(v)  amend, waive or otherwise change the Trust Agreement in any manner;

(vi)  terminate, amend, waive or assign any material right under any Moringa Material Contract or enter into any Contract that would be a Moringa Material Contract, in any case, outside of the ordinary course;

(vii)   fail to maintain its books, accounts and records in all material respects in the ordinary course;

(viii) establish any Subsidiary or enter into any new line of business;

(ix)  fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(x)  revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP;

(xi)  waive, release, assign, settle or compromise any material claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Moringa or its Subsidiary) not in excess of $500,000 (individually or in the aggregate);

(xii)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, (1) any corporation, company, partnership, limited liability company, other business organization or any division thereof, or (2) any material amount of assets outside the ordinary course of business;

(xiii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger), or voluntarily initiate or permit or consent to any proceeding of insolvency, bankruptcy, receivership or other similar proceeding;

(xiv) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), place any Lien on, or otherwise dispose of any material portion of its properties, assets or rights;

(xv)   enter into any agreement, understanding or arrangement with respect to the voting of its equity securities (other than FPA(s)) or any agreement (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course) that if entered into prior to the date hereof would be an Affiliate Contract (other than the Working Capital Loans and the Sponsor WCL Warrants); or

(xvi) enter into any Contract to do, or authorize or agree to do any of the foregoing actions.

(b)  During the Interim Period, Moringa shall, and shall cause its Subsidiaries to, comply with, and continue performing, as applicable, its and their respective obligations under their respective Organizational Documents, the Trust Agreement, and all other Contracts to which Moringa or any of its Subsidiaries is a party the failure to comply would have a Material Adverse Effect.

5.4  Annual and Interim Financial Statements.

(a)  During the Interim Period, (i) within forty-five (45) calendar days following the end of each three-month quarterly period or such earlier date as such financial statements need to be available for inclusion in the Registration Statement, the Company shall deliver to Moringa the unaudited reviewed (in accordance with PCAOB auditing standards by a PCAOB registered independent auditor) consolidated financial statements of the Target Companies as of the end of each such period, including a consolidated balance sheet, consolidated statement of operations and comprehensive income (loss), changes in shareholders’ equity, consolidated statements of cash flows and notes to financial statements prepared in accordance with GAAP, conforming in content to the requirements for interim reviewed financial statements applicable to publicly traded companies in the US under Regulation S-X, and (ii) within three months following the end of the calendar year or such earlier date as such financial statements need to be available for inclusion in the Registration Statement, the Company shall deliver to Moringa the audited (in accordance with PCAOB auditing standards by a PCAOB registered independent auditor) consolidated financial statements of the Target Companies as of the end of such year (including, in each case, any related notes thereto), including a consolidated balance sheet, consolidated statement of operations and comprehensive income (loss), changes in shareholders’ equity, consolidated statements of cash flows and notes to financial statements prepared in accordance with GAAP.

(b)  Without derogating from Section 5.4(a), with respect to financial statements required to be included in the Registration Statement, the Company will also provide comparable financial statements for the prior year and such financial statements shall comply with Rule 10-01 or Rule 8-03, as appropriate, of Regulation S-X; provided, however, that as long as the Company is a Foreign Private Issuer, the Company shall, in lieu of the financial statements referred to in this Section 5.4(b), deliver such financial statements as would be required for a Foreign Private Issuer to file with, or furnish to, the SEC.

(c)  During the Interim Period, the Company shall provide Moringa, within twenty (20) days after the end of each calendar month, with financial information for the month and the year to date in such form as Moringa may reasonably request.

(d)  During the Interim Period, the Company will also promptly deliver to Moringa copies of any audited financial statements of the Target Companies that a certified public accountant of any Target Company may issue.

5.5  Moringa Public Filings. During the Interim Period, Moringa will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of Moringa Units, Moringa Class A Ordinary Shares and Moringa Public Warrants on Nasdaq.

5.6  No Solicitation.

(a)  For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to, or that may reasonably be expected to lead to, an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Target Companies and their respective Subsidiaries, a transaction (other than the Transactions) concerning the sale or transfer of (x) all or any material part of the business or assets of any Target Company (other than a transfer of assets in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of any Target Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to Moringa, a transaction (other than the Transactions) concerning a Business Combination of Moringa (subject, in each instance, to actions otherwise expressly permitted by this Agreement, including Sections 5.2 and 5.3).

(b)  During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Moringa, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than the Parties to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, an Acquisition Proposal or potential Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar Contract related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party with the intention of facilitating an Acquisition Proposal. During the Interim Period, the Company will not confidentially submit to or file with the SEC any Registration Statement on Form S-1 or F-1.

(c)  Each Party shall notify the other Parties as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by it or by any of its Representatives of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be reasonably expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to any Target Company or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the other Parties promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal or Alternative Transaction and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7  No Trading. The Company and Merger Sub each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Moringa, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company and Merger Sub each hereby agree that, while it is in possession of such material nonpublic information, it shall not, and shall use commercially reasonable efforts to cause its Affiliates not to, purchase or sell any securities of Moringa, communicate such information to any third party other than to its representatives in connection with the transactions contemplated hereunder who understand the confidential nature of the information and the restrictions on selling securities when in possession of material non-public information (and subject to the Confidentiality Agreement), knowingly take any other action with respect to Moringa in violation of such Laws, or knowingly aid, assist, cause or encourage any third party to do any of the foregoing.

5.8  Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions, or (ii) any material non-compliance with any Law or Order by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat of any Action against such Party or any of its Affiliates, or any of their respective material properties or assets, or any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9  Efforts.

(a)  Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall reasonably cooperate with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transactions (including the timely delivery of all applicable notices and filings and the receipt of all applicable Consents of Governmental Authorities and third parties), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions. The Company shall use its commercially reasonable efforts to satisfy the conditions of the Investor’s closing obligations contained in the Securities Purchase Agreement, and consummate the transactions contemplated thereby.

(b)  In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case, regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. Notwithstanding anything to the contrary herein, each Party agrees that, based on the information made available to Moringa by the Company and the representations and warranties made by the Parties in this Agreement, no filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, will be required for the consummation of the Transactions.

(c)  As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting and shall reasonably consult with the other Parties before any such hearing or meeting and, as applicable, permit such other Parties to attend and participate in such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would, or would reasonably be expected to, otherwise prevent, materially impede or materially delay the consummation of any of the Transactions, the Parties shall use their commercially reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions and to obtain any required Consents, approvals and clearances under any applicable Law. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging any of the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d)  Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to the Company, during the Interim Period, the Company and Merger Sub shall take all actions reasonably necessary to cause the Company to qualify as a Foreign Private Issuer and to maintain such status through the Closing.

(e)  During the Interim Period, Moringa, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Ancillary Documents or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Moringa, Moringa or any of its Representatives (in their capacity as a representative of Moringa) or, in the case of the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or any Subsidiary of the Company). Moringa and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. Notwithstanding the foregoing or anything herein to the contrary, (x) Moringa and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation, and (y) in no event shall Moringa (or any of its Representatives), on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

5.10 The Registration Statement; Moringa Shareholder Approval Matters.

(a)  As promptly as practicable after the date hereof, the Company shall prepare, and, by no later than ten weeks from the date of this Agreement, the Company shall file (with Moringa’s assistance) with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Company’s Ordinary Shares and the Company Warrants to be issued pursuant to this Agreement to the shareholders and warrant holders of Moringa (including, for the sake of clarity, the holders (immediately before Closing) of Moringa Class A Ordinary Shares, Moringa Public Warrants, Moringa Class B Ordinary Shares (which will be converted to Moringa Class A Ordinary Shares pursuant to the Moringa Class B Conversion), Moringa Private Shares, Moringa Private Warrants and Moringa Representative Shares), and the Company’s Ordinary Shares issuable upon exercise of such Company Warrants, which Registration Statement will also contain a notice and proxy statement of Moringa (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Moringa shareholders for the matters to be acted upon at the Moringa Special Meeting and providing the Public Shareholders an opportunity in accordance with Moringa’s Organizational Documents and the IPO Prospectus to have their Moringa Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Moringa Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Moringa shareholders to vote, at an extraordinary general meeting of Moringa shareholders to be called and held for such purpose (the “Moringa Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement, the Ancillary Documents to which Moringa is a party, the Merger, the Plan of Merger, and the other Transactions, (ii) the approval of the change of name of the Surviving Company, (iii) the approval and adoption of the Restated Moringa Articles, (iv) such other matters as the Company and Moringa shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions, and (v) the adjournment of the Moringa Special Meeting, if necessary or desirable in the reasonable determination of Moringa (the approvals described in foregoing clauses (i), (ii), (iii) and (iv), collectively, the “Moringa Shareholder Approval Matters”). The Company shall file a listing application for the listing of the Company Ordinary Shares and Company Warrants on Nasdaq and shall file a registration statement on Form 8-A (the “1934 Act Registration Statement”) pursuant to the Exchange Act and request effectiveness of the 1934 Act Registration Statement concurrently with the effectiveness of the Company’s listing of its securities on Nasdaq. In connection with the Registration Statement and the Merger, Moringa shall assist the Company in the preparation of the Registration Statement and in obtaining Nasdaq approval for the listing of the Company Ordinary Shares and Company Warrants on Nasdaq. From and after the Effective Time, the Company shall take such action as may be necessary such that the Company Ordinary Shares issuable upon exercise of the Company Warrants issued to the holders of the Moringa Warrants, which Company Ordinary Shares will be registered pursuant to the Registration Statement, when exercised in the manner provided in the Warrant Agreement Amendment, are not restricted securities, as defined in Rule 144 of the SEC pursuant to the Securities Act, and, accordingly, will be issued without a restricted stock legend.

(b)  Moringa and the Company shall cooperate and provide the other Party (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Registration Statement shall include such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. In connection with the Registration Statement and the Proxy Statement, the Company and Moringa will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules, Moringa’s Organizational Documents, the Israeli Companies Law, the Cayman Islands Law and the rules and regulations of the SEC and Nasdaq. In addition, in connection with the Registration Statement, the Company will timely file all of the required filings with the Israel Innovation Authority and obtain the Consent of the Israel Innovation Authority for the listing of the Company’s securities.

(c)  Moringa and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Moringa Special Meeting and the Redemption. Each of Moringa and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and Moringa and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. If, at any time before the Closing, any Target Company discovers any fact, event, or circumstance relating to the Target Companies, or their respective equity holders, officers, managers, or directors, that should be set forth in an amendment or a supplement to the Registration Statement, the Company shall promptly inform Moringa, and the Parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Moringa and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Moringa’s shareholders, in each case, as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Moringa’s Organizational Documents.

(d)  Moringa and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective as promptly as practicable after the filing thereof, and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Company shall provide Moringa with copies of any written comments, and shall inform Moringa of any material oral comments, that the Company or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Moringa Special Meeting and the Redemption promptly after the receipt of such comments and shall give Moringa a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e)  As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Moringa (with the reasonable cooperation of the Company) shall distribute the Proxy Statement to Moringa’s shareholders and, pursuant thereto, shall call the Moringa Special Meeting in accordance with the Cayman Islands Law and Moringa’s Organizational Documents for a date no later than thirty (30) days following the effectiveness of the Registration Statement. After the Registration Statement is declared effective under the Securities Act, Moringa shall solicit proxies from the Moringa shareholders to vote in favor of the Moringa Shareholder Approval Matters, as approved by the Moringa board of directors, which approval shall also be included in the Registration Statement.

(f)  If, on the date for which the Moringa Special Meeting is scheduled, Moringa has not received proxies representing a sufficient number of shares to obtain the Required Moringa Shareholder Approval, whether or not a quorum is present, Moringa may make one or more successive postponements or adjournments of the Moringa Special Meeting. Moringa may also adjourn the Moringa Special Meeting to establish a quorum or if the Moringa shareholders have elected to redeem a number of shares of Moringa Ordinary Shares as of such time that would reasonably be expected to result in the failure of Nasdaq to approve the listing of the Company Ordinary Shares and Company Warrants because of the failure to meet the Nasdaq initial listing requirements. Notwithstanding the foregoing, without the consent of the Company, in no event shall Moringa adjourn the Moringa Special Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond four (4) Business Days prior to the Outside Date. Except as otherwise required by applicable Law, Moringa covenants that none of the Moringa board of directors (including any committee thereof) or Moringa shall withdraw, withhold or modify, or publicly propose a change to any recommendation in support of the Transactions.

(g)  The Company (with reasonable cooperation from Moringa) shall take such steps as are necessary for the listing of the Company Ordinary Shares and the Company Warrants on Nasdaq, and shall provide such information as is necessary to obtain Nasdaq approval of such listing.

5.11 Company Shareholder Approvals. Within seven (7) Business Days of this Agreement, the Company shall duly call, give notice of and convene (for a date that is no later than ten (10) days from the date of the notice) a special meeting of its shareholders for the purpose of obtaining, and within forty five (45) days of the date hereof, the Company shall obtain, in the form mutually agreed upon in writing by the Company and Moringa, (A) the Requisite Vote of the shareholders of the Company in accordance with the Company’s Organizational Documents and applicable Law, for (i) the adoption and approval of this Agreement, the Ancillary Documents to which the Company is a party, the Merger and the other Transactions, (ii) the approval of the Restated Company Articles and the Capital Restructuring, including all Company Ordinary Shares issuable pursuant to the Capital Restructuring and upon exercise of any warrants remaining outstanding upon completion of the Capital Restructuring; (iii) the adoption and approval of the Incentive Equity Plan Modifications, as well as a new Equity Incentive Plan for the Company in a form to be mutually agreed by Moringa and the Company prior to the filing of the Registration Statement (the “Equity Plan”), which will provide that the total amount of awards that may be granted under such Equity Plan (including all allocated, unallocated and promised awards) as of immediately after the Closing will be equal to 3,453,093 Company Ordinary Shares (the “New Unallocated Pool”), (iv) the New Employment Agreements, (v) the appointment of the members of the Post-Closing Company Board of Directors in accordance with Section 5.15 hereof, (vi) the issuance of Company Ordinary Shares and Company Warrants pursuant to this Agreement, including (w) the issuance of Company Ordinary Shares upon conversion of the New SAFE Agreements in accordance with their terms, (x) the Company Ordinary Shares issuable pursuant to the Capital Restructuring, and (y) the Company Ordinary Shares and the Company Warrants issuable pursuant to Sections 1.7(a)(ii) and 1.7(c) (including the Company Ordinary Shares issuable upon exercise of such Company Warrants) and the reservation for issuance of the maximum number of Company Ordinary Shares issuable upon the exercise of such Company Warrants, (vii) the issuance of the Notes and the Financing Warrants, including the Company Ordinary Shares issuable upon conversion of the Notes and upon exercise of the Financing Warrants, and the reservation for issuance of such number of the Company Ordinary Shares issuable upon conversion of the Notes and upon exercise of the Financing Warrants as are required to be reserved for issuance purchase to the Securities Purchase Agreement, the Notes and the Warrants, including such additional number of Company Ordinary Shares as may become issuable in the event that the warrant exercise price is reduced based on the formula set forth in the Securities Purchase Agreement; (vii) the D&O Tail Insurance, the D&O Policy and the D&O Indemnification Agreements, and (viii) such other matters as the Company and Moringa shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the matters described in foregoing clauses (i) through (ix), collectively, the “Company Shareholder Approval Matters”) (such approval, together with the Rights Waivers (as defined below), the “Required Company Shareholder Approval”), and (B) the waiver of all preemptive rights, anti-dilution rights, participation rights, rights of first refusal, right of first offer, over allotment rights, co-sale rights, subscription rights, and any and all other similar rights or timely notice rights thereto, if any, by all holders of such rights, in connection with this Agreement, the Ancillary Documents and the Transactions (the “Rights Waivers”). The Company shall use its commercially reasonable best efforts to solicit from the holders of Company Ordinary Shares, Company Ordinary A Shares and Company Preferred Shares proxies or written consents in favor of the Company Shareholder Approval Matters, and to take all other actions necessary or advisable to secure the Required Company Shareholder Approval within forty five (45) days of the date hereof, including enforcing the Voting Agreements.

5.12 Public Announcements.

(a)  The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates or any of their respective Representatives without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Moringa and the Company, except to the extent that such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on (and shall consider such comments in good faith), and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)  The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Moringa shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Company shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Sponsor shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the Transactions. From and after the Effective Time, any matter requiring Moringa approval shall require the approval of the Sponsor.

5.13 Confidentiality. Moringa, the Company and Merger Sub each acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

5.14 Documents and Information. After the Closing Date, the Company shall, and shall cause its Subsidiaries (including the Target Companies) to, until the fifth (5th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of Moringa and the Target Companies in existence on the Closing Date.

5.15 Post-Closing Company Board of Directors. The Parties shall take all necessary action, so that effective as of the Effective Time, the Company’s board of directors (the “Post-Closing Company Board of Directors”) will consist of seven directors, of which (i) four directors shall be designated prior to the Closing by the Company, at least two of whom shall be considered independent directors under the Nasdaq requirements, (ii) one director shall be designated prior to the Closing by Moringa, and (iii) two independent directors (under Nasdaq requirements) shall be designated prior to the Closing by the Company, subject to the consent of Moringa, such consent not to be unreasonably withheld, delayed or conditioned; provided, however, that the composition of the Post-Closing Company Board of Directors shall comply with all requirements of the Israeli Companies Law and Nasdaq.

5.16 Indemnification of Directors and Officers; Tail Insurance.

(a)  The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Moringa and the Company, and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, company, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Moringa or the Company (the “D&O Indemnified Persons”) as provided in Moringa’s or the Company’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Moringa or the Company, as applicable, in each case, as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the fullest extent permitted by applicable Law, and the Company and its Subsidiaries shall honor and fulfill in all respects the obligations thereunder to any D&O Indemnified Person. For a period of seven (7) years after the Effective Time, the Company shall cause the Organizational Documents of the Company and the Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Moringa and the Company, to the fullest extent permitted by applicable Law. The provisions of this Section 5.16 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 5.16(a). The Company shall not have any obligation under this Section 5.16 to any D&O Indemnified Person when and if a court of competent jurisdiction shall determine, in a final, non-appealable judgement, that the indemnification of such D&O Indemnified Person in the manner contemplated hereby is prohibited by applicable Law. If the Company or the Surviving Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Company or the Surviving Company shall assume all of the obligations set forth in this Section 5.16.

(b)  The Company shall obtain at or prior to the Closing, and fully pay the premium for a “tail” directors and officers liability insurance policy (in such an amount and on terms and conditions satisfactory to Moringa) that provides coverage for a seven-year period from and after the Effective Time for events occurring at or prior to the Effective Time (i) for Moringa’s directors, officers and other persons covered by Moringa’s current directors and officers liability policy which is substantially equivalent to and in any event not less favorable in the aggregate than Moringa’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage, and (ii) for the benefit of the Company’s directors and officers, equivalent coverage or, if equivalent insurance coverage is unavailable, the best available coverage (collectively, the “D&O Tail Insurance”). The Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

(c)  Prior to the Closing, the Company shall obtain, from financially sound and reputable insurers, Directors and Officers liability insurance in such an amount and on terms and conditions satisfactory to Moringa, to be effective from and as of the Effective Time (the “D&O Policy”). The Company undertakes that, subject to the mandatory limitations under applicable Law, as long as the Company may be obligated to provide indemnification to any of its directors and officers, the Company will maintain such D&O Policy in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay or cause to be paid all premiums with respect to the D&O Policy.

(d)  Prior to Closing, the Company shall deliver to each member of the Post-Closing Company Board of Directors an executed director and officer indemnification agreement, in the form attached hereto as Exhibit J (with any changes to be mutually agreed upon in writing by the Company and Moringa), duly executed by the Company, which shall be effective as of the Effective Time (the “D&O Indemnification Agreements”).

5.17 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) and provision of notice thereof to the Trustee (which notice Moringa shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, the Moringa Organizational Documents and the Cayman Islands Law, at the Closing, Moringa: (i) shall cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with that certain termination letter attached as Exhibit A to the Trust Agreement (“Trust Termination Letter”), and (ii) shall use commercially reasonable efforts to cause the Trustee to distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to Public Shareholders who have properly elected to have their Moringa Class A Ordinary Shares redeemed for cash in accordance with the provisions of the Moringa Organizational Documents; (B) for income tax or other tax obligations of Moringa prior to Closing; (C) with respect to the deferred expenses of the IPO; (D) for any Transaction Expenses of Moringa; (E) as repayment of loans and reimbursement of expenses to directors, officers and equityholders of Moringa, the Sponsor or their respective Affiliates; and (F) to a trust account securing amounts due by Moringa under any forward purchase agreement(s), non-redemption agreements, backstop agreements and similar agreements entered into by both Moringa and the Company in connection with the Transactions (an “FPA”), in accordance with any such FPA, and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein. The Parties agree that subject to the Closing, the funds remaining in the Trust Account, after taking into account the payments referred to above, and any proceeds received by the Company from the Note Financing, shall first be used to pay Transaction Expenses of the Company and the remainder will be paid to the Company.

5.18 Financing. Prior to or simultaneously with the execution and delivery of this Agreement, the Company has executed the Securities Purchase Agreement with the Investor in connection with the Financing. The Company shall use its commercially reasonable best efforts to enforce its rights under the Securities Purchase Agreement and to cause the Investor to pay the Company the principal amount of the Financing payable at the Closing pursuant to the Securities Purchase Agreement. For avoidance of doubt, any Notes issued in connection with the Financing shall be issued at the Closing, which, for the avoidance of doubt, follows the consummation of the Capital Restructuring (and the number of Company Ordinary Shares, purchase price per share and other terms of the Securities Purchase Agreement shall not be modified in any way by the Capital Restructuring or the Conversion Ratio).

5.19 F-1 Registration Statement. Within thirty days after the Closing, the Company shall file a registration statement on Form F-1 (the “F-1 Registration Statement”), covering the (i) sale of Company Ordinary Shares which are held by Persons who are parties to the Amended SRA or the Restated Registration Rights Agreement, (ii) sale of Company Ordinary Shares issuable upon exercise of Continuing Warrants, the holders of which have such registration rights, and (iii) to the extent that SEC regulations and guidance do not allow them to be covered by the Registration Statement, sale of Company Warrants and Company Ordinary Shares issuable upon exercise of Company Warrants which are held by Persons who are parties to the Restated Registration Rights Agreement. The Company will use its commercially reasonably efforts to obtain effectiveness of the F-1 Registration Statement within 90 days of filing. The parties understand that the Company will be a party to a registration rights agreement pursuant to the Securities Purchase Agreement pursuant to which the Company agrees to register the sale of Company Ordinary Shares issuable upon conversion of the Notes and exercise of the Financing Warrants (the “Financing Registration Rights Agreement”). To the extent that the Company may not register the sale of the Company Ordinary Shares, Company Warrants and Company Ordinary Shares issuable upon exercise of Company Warrants to be registered pursuant to this Section 5.19 and the sale of the Company Ordinary Shares to be registered under the Financing Registration Rights Agreement in a single registration statement, the Company shall first register the sale of Company Ordinary Shares pursuant to the Financing Registration Rights Agreement (such registration statement, the “Financing Registration Statement”) and shall then register the sale of Company Ordinary Shares, Company Warrants and Company Ordinary Shares issuable upon exercise of Company Warrants pursuant to this Section 5.19 as soon as practical thereafter based on SEC rules or guidance, and will use its commercially reasonable efforts to file a registration statement with respect to such sale of Company Ordinary Shares, Company Warrants and Company Ordinary Shares issuable upon exercise of Company Warrants within thirty days after the initial filing of the Financing Registration Statement or earlier if filing within such time is permitted by SEC guidance and regulations. The Parties shall use the same efforts with respect to the F-1 Registration Statement that is required by Section 5.10 with respect to the Registration Statement; provided, that it shall be a condition to the Company’s obligation to file the F-1 Registration Statement in respect of the applicable selling shareholders thereunder, that such selling shareholders provide the Company with the information reasonably requested by the Company for inclusion in the F-1 Registration Statement. To the extent that registration is required for the issuance of Company Ordinary Shares upon exercise of the Company Warrants issued to the holders of Moringa Warrants pursuant to this Agreement, the Company shall either file a registration statement on Form F-1 or a Post-Effective Amendment to the Registration Statement; provided, however, that the Company shall not be required to file such a registration statement or post-effective amendment if the market price of the Company Ordinary Shares for a period of 30 consecutive trading days is less than 80% of the exercise price of those Company Warrants. Notwithstanding any provisions of this Section 5.19, the Company shall not be required to file any registration statement pursuant to this Section 5.19 to the extent that such filing would constitute a breach of the Company’s obligations set forth in Section 4(k) of the Securities Purchase Agreement.

5.20 Termination of Company Investor Agreements. Prior to the Closing, the Target Companies shall terminate, as part of the Amended SRA, each Company Investor Agreement without any party thereto having any continuing obligations or other Liability to the other.

5.21 No Use of Moringa Name. The Target Companies (including, for the avoidance of doubt, the Surviving Company) shall have no right or expectancy in or to the name “Moringa Acquisition Corp” or any derivation thereof, the trading symbols “MACA”, “MACAW” and “MACAU”, Moringa’s internet domain name, any other name or logo of Moringa or any of its Affiliates, or the Intellectual Property rights therein (collectively, the “Moringa Identifiers”). Immediately prior to the Closing, Moringa shall transfer the Moringa Identifiers to an entity of the Sponsor’s choosing for aggregate consideration of $1.00.

Article VI
CLOSING CONDITIONS

6.1  Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and Moringa of the following conditions:

(a)  Required Shareholder Approval.

(i)  The Moringa Shareholder Approval Matters shall have been submitted to the vote of the shareholders of Moringa at the Moringa Special Meeting in accordance with the Proxy Statement and each Moringa Shareholder Approval Matter shall have been approved by the requisite vote of the shareholders of Moringa at the Moringa Special Meeting in accordance with Moringa’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Moringa Shareholder Approval”).

(ii) The Required Company Shareholder Approval shall have been obtained.

(b)  Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(b) shall have been obtained or made.

(c)  No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is then in effect and which makes consummation of the Transactions illegal or which otherwise prevents prohibits consummation of the Transactions.

(d)  Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect or pending as to any Action with respect to the Registration Statement.

(e)  Nasdaq Listing. The Company Ordinary Shares and the Company Warrants to be issued pursuant to Section 1.7(a)(ii) and Section 1.7(c) to the shareholders of Moringa in connection with the Merger shall have been approved for listing on Nasdaq subject to official notice of issuance thereof.

(f)  Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and the Financing, the Company, on a consolidated basis, shall have net tangible assets of at least $5,000,001 immediately prior to, or upon completion of, the Merger (the net tangible assets to be determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

6.2  Conditions to Obligations of the Company and Merger Sub. In addition to the conditions specified in Section 6.1, the obligations of the Company and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)  Representations and Warranties. (i) The representations and warranties of Moringa set forth in Sections 3.5(a) and (b) (Capitalization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except for de minimis inaccuracies, (ii) the representations and warranties of Moringa set forth in Section 3.1 (Organization and Standing and Corporate Power), Section 3.2 (Authorization; Binding Agreement) and Section 3.16 (Finders and Brokers) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar qualifiers), shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time), and (iii) all of the other representations and warranties of Moringa set forth in Article III of this Agreement shall be true and correct on and as of the Closing Date as if made on the Closing Date (other than those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been accurate as of such date), except, in case of this sub-clause (iii), for any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or other similar qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Moringa.

(b)  Agreements and Covenants. Moringa shall have performed in all material respects all of its obligations and complied in all material respects with its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)  Founder Lock-Up. The Founder Lock-Up shall be in full force and effect in accordance with the terms thereof as of the Closing Date.

(d)  Closing Deliveries.

(i)  Officer’s Certificate. Moringa shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Moringa in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b) with respect to Moringa.

(ii) Moringa Certificate. Moringa shall have delivered to the Company a certificate from its secretary or other executive officer certifying, in such capacity, as to, and attaching, (A) copies of Moringa’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of Moringa’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Moringa Shareholder Approval has been obtained, and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Moringa is or is required to be a party or otherwise bound.

(iii)  Good Standing. Moringa shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Moringa certified as of a date no earlier than five (5) days prior to the Closing Date from the proper Governmental Authority of Moringa’s jurisdiction of organization and from each other jurisdiction in which Moringa is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

6.3  Conditions to Obligations of Moringa. In addition to the conditions specified in Section 6.1, the obligations of Moringa to consummate the Transactions are subject to the satisfaction or written waiver (by Moringa) of the following conditions:

(a)  Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 4.3(a) and (b) (Capitalization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except for de minimis inaccuracies, (ii) the representation contained in Section 4.9(b) (Absence of MAE) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of such time, (iii) the representations and warranties of the Company set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.10 (Compliance with Laws; Permits), and Section 4.29 (Finders and Brokers) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar qualifiers), shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time), and (iv) all of the other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or other similar qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or any Target Companies.

(b)  Agreements and Covenants. The Company and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)  No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies on a consolidated basis since the date of this Agreement which is continuing and uncured.

(d)  Certain Ancillary Documents. Each of the Lock-Up Agreements, the New Employment Agreements, the Amended SRA, the Restated Registration Rights Agreements, and the D&O Indemnification Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)  Closing Deliveries.

(i)  Officer’s Certificate. Moringa shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c) with respect to the Target Companies.

(ii) Company Certificate. The Company shall have delivered to Moringa a certificate, dated as of the Closing Date, signed by an executive officer of the Company certifying, in such capacity, as to the validity and effectiveness of, and attaching, (A) copies of the Organizational Documents of the Company and Merger Sub as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of the board of directors of the Company and Merger Sub unanimously authorizing and approving the execution, delivery and performance of this Agreement, the Plan of Merger (in respect of Merger Sub) and each Ancillary Document to which such entity is a party or bound, and the consummation of the Transactions, (C) the Required Company Shareholder Approval, and (D) the incumbency of the Company’s and Merger Sub’s officers authorized to execute this Agreement or any Ancillary Document to which such entity is or is required to be a party or otherwise bound.

(iii)  Good Standing. The Company shall have delivered to Moringa good standing certificates (or similar documents applicable for such jurisdictions approving that the relevant company is active) for each Target Company certified as of a date no earlier than five (5) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization or incorporation and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation as of the Closing, in each case, to the extent that good standing certificates or similar documents (approving that the relevant company is active) are generally available in such jurisdictions.

(f)  Composition of the Board. The members of the Post-Closing Company Board of Directors shall have been elected or appointed as of the Closing in accordance with the requirements of Section 5.15.

(g)  Capital Restructuring; Amendment to Company Articles. (i) the New SAFE Agreements shall have been converted into Company Ordinary Shares in accordance with their terms, (ii) the Company shall have consummated the Capital Restructuring, and (iii) the Restated Company Articles shall have been duly adopted effective as of the Effective Time, and the Company shall have provided Moringa with evidence of the satisfaction of such actions in sub-clauses (i), (ii) and (iii).

(h)  Company Investor Agreements. The Company Investor Agreements shall have been terminated.

6.4  Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION AND EXPENSES

7.1  Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)  by mutual written consent of Moringa and the Company;

(b)  by written notice by Moringa or the Company to the other Party if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by November 15, 2022 (or, if the Registration Statement shall have been declared effective by the SEC prior to such time, the date that is sixty (60) days following the effectiveness of the Registration Statement), which date may be extended by the written mutual agreement of Moringa and the Company if the conditions set forth in Article VI have not been satisfied as of such time (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the direct or proximate cause of the failure of the Closing to occur on or before the Outside Date;

(c)  by written notice by either Moringa or the Company to the other Party if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable;

(d)  by written notice by the Company to Moringa, if (i) there has been a breach by Moringa of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Moringa shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Moringa by the Company, or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company or Merger Sub is in breach of its representations, warranties or covenants in this Agreement so as to cause the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied;

(e)  by written notice by Moringa to the Company, if (i) there has been a breach by the Company or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of any such Party shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by Moringa, or (B) the Outside Date; provided, that Moringa shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time Moringa is in breach of its representations, warranties or covenants in this Agreement so as to cause the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied;

(f)  by written notice by Moringa to the Company, if there shall have been a Material Adverse Effect on the Target Companies on a consolidated basis following the date of this Agreement which is uncured and continuing;

(g)  by written notice by Moringa to the Company, if the Registration Statement has not been filed with the SEC within ten weeks from the date of this Agreement;

(h)  by written notice by Moringa to the Company, if the Required Company Shareholder Approval has not been obtained within forty five (45) days of the date hereof; or

(i)  by written notice by either Moringa or the Company to the other if the Moringa Special Meeting was held (including any adjournment or postponement thereof) and the Required Moringa Shareholder Approval was not obtained.

7.2  Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and (other than termination as described in Section 7.1(a)) pursuant to a written notice delivered by the applicable Party to the other applicable Party, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except that: (i) Sections 5.12, 5.13 5.21, 7.3, 7.4, Article VIII, Article X, this Section 7.2 and the Confidentiality Agreement shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Fraud Claim against such Party or any willful breach of this Agreement by such Party, in either case, occurring prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Article VIII). Without limiting the foregoing, and except as provided in Section  7.3, Section 7.4, and this Section 7.2 (but subject to Article VIII, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.7 prior to the valid termination of this Agreement), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement, in each case, except in the event of any Fraud Claim or willful breach of this Agreement (in which cases, this sentence will not be applicable), shall be the right, if applicable, to (a) seek equitable relief in accordance with Section 9.7 or (b) terminate this Agreement pursuant to Section 7.1

7.3  Fees and Expenses. Subject to Article VIII, all Transaction Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such expenses; provided, however, that any filing fees (or similar fees) with respect to any regulatory or governmental Consent (including under Antitrust Laws), excluding the Registration Statement which will be funded by the Company, as well as the cost of procuring (if mutually agreed by Moringa and the Company) an independent market research report for use in connection with the Transactions, shall be borne by Moringa and the Company in equal parts; provided further, that, at or following the Closing, all expenses payable by the Company and Moringa shall be payable by the Company or the Surviving Company and may be paid, inter alia, from the Trust Account. For the avoidance of doubt, the Special Fee (as defined below), if payable pursuant to Section 7.4, shall be paid by the Company.

7.4  Special Fee. Notwithstanding anything herein to the contrary and only provided that this Agreement has not been terminated under one or more of the terms of Section 7.1(a) – 7.1(i) (excluding 7.1(g) –  7.1(h)) herein prior to the lapse of forty five (45) days from the date hereof (in respect of (i)) or prior to the lapse of ten weeks from the date of this Agreement (in respect of (ii)), (i) if the Required Company Shareholder Approval has not been obtained within forty five (45) days of the date hereof, or (ii) if the Registration Statement on behalf of the Company has not been filed with the SEC within ten weeks from the date of this Agreement (other than as a result of the failure of Moringa to provide information concerning Moringa required to be included in the Registration Statement reasonably satisfactory to counsel for the Company), the Company shall immediately (and in any event within seven (7) days from Moringa’s written demand) pay a fee to Moringa in an amount of US$3 million (the “Special Fee”), in cash, by irrevocable wire transfer in immediately available funds, to an account designated by Moringa, this being the sole monetary remedy and/or right to which Moringa may be entitled under this Agreement, at law or in equity, for breach of the covenant to obtain the Required Shareholder Approval within forty five (45) days from the date hereof and for breach of the covenant to file the Registration Statement with the SEC within ten weeks from the date of this Agreement. Such payment shall not be conditional upon Moringa having to present evidence of any loss. For the avoidance of doubt, Moringa has the right to specific performance pursuant to Section 9.7 and the Company unconditionally accepts this; provided that Moringa shall no longer be entitled to the Special Fee, and shall return any amount received on account of the Special Fee, if following enforcement of this Agreement the Parties consummate the Transactions as contemplated herein prior to February 15, 2023. However, if the Company does not have sufficient cash to pay the Special Fee when due, then the portion of the Special Fee that the Company does not have sufficient cash to pay shall instead be payable as follows: (x) of any amount advanced to, or invested in, the Company or its subsidiaries until February 15, 2023, 12% shall be used to pay the outstanding balance of the Special Fee, and (y) any amount of the Special Fee that remains outstanding on February 15, 2023, shall be immediately payable to Moringa in cash by irrevocable wire transfer in immediately available funds, to an account designated by Moringa (or, alternatively, at the Company’s election, by issuance of a Safe agreement to Moringa, substantially in the form of the New SAFE Agreements, with the substantive changes being that (1) such Safe agreement shall be effective as of the issuance thereof, (2) Section 2(a) and any reference thereto shall be deleted, (3) the “Final Date” shall be February 15, 2023, and (4) the “Purchase Amount” shall be the outstanding balance of the Special Fee). Notwithstanding the foregoing, in the event of a Liquidity Event (as defined in the New Safe Agreements on the date hereof), Moringa shall have the right, at its discretion, to convert the outstanding balance of the Special Fee into the consideration payable in respect of the New Safe Agreements (treating the outstanding balance of the Special Fee as the Purchase Amount thereunder). The Company shall immediately inform Moringa of any event triggering repayment or conversion rights hereunder, and in any event at least seven (7) days prior to the occurrence thereof.

Article VIII
WAIVERS AND Releases

8.1  Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company and Merger Sub hereby represents and warrants that it has read the IPO Prospectus and understands that Moringa has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by Moringa’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Moringa’s public shareholders (including overallotment shares acquired and distributed by Moringa’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Moringa may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Moringa Class A Ordinary Shares in connection with the consummation of Moringa’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Moringa’s Organizational Documents to extend Moringa’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Moringa fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, subject to extension as described in the Prospectus relating to Moringa’s IPO and any further extensions which may be approved by Moringa’s shareholders, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 of interest to pay dissolution expenses, and (d) to Moringa after or concurrently with the consummation of a Business Combination. For and in consideration of Moringa entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Merger Sub hereby agrees (on behalf of itself and its respective Affiliates, Representatives and equityholders) that, notwithstanding anything to the contrary in this Agreement, none of the Company or Merger Sub (nor any of their respective Affiliates, Representative or equityholders) do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and Merger Sub (on behalf of itself and its respective Affiliates, Representatives and equityholders) hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates, Representatives or equityholders may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Moringa or its Affiliates). The Company and Merger Sub each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Moringa and its Affiliates to induce Moringa to enter in this Agreement, and each of the Company and Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates, Representatives and equityholders under applicable Law. To the extent that the Company or Merger Sub (or any of their respective Affiliates, Representatives or equityholders) commences any Action based upon, in connection with, relating to or arising out of any matter relating to Moringa, its Affiliates or its or their respective Representatives, which proceeding seeks, in whole or in part, monetary relief against Moringa, its Affiliates or its or their respective Representatives, each of the Company and Merger Sub hereby acknowledges and agrees that its (and its Affiliates’, Representatives’ and equityholders’) sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates, Representatives or equityholders (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or Merger Sub or any of their respective Affiliates, Representatives or equityholders commences any Action based upon, in connection with, relating to or arising out of any matter relating to Moringa, its Affiliates or its or their respective Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Moringa, its Affiliates and its or their respective Representatives, as applicable, shall be entitled to recover from the Company, Merger Sub and their respective Affiliates, Representatives or equityholders, as applicable, the associated legal fees and costs (including pre-judgment interest) in connection with any such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

8.2  Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party, and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Moringa or Merger Sub under this Agreement or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”). This Section 8.2 shall survive termination of this Agreement for any reason and continue indefinitely.

Article IX
MISCELLANEOUS

9.1  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile (if a facsimile number is given), email or other electronic means during normal business hours (and otherwise as of the immediately following Business Day), (iii) two (2) Business Days after being sent, if sent by reputable, internationally recognized overnight courier service that provides evidence of delivery or attempted delivery, or (iv) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case, to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Moringa at or prior to the Closing, to: Moringa Acquisition Corp 250 Park Avenue, 7th Floor New York, NY, 10017 Attn: Ilan Levin, CEO Telephone No.: +972-54-4510573 Email: ilan@moringaac.com with a copy (which will not constitute notice) to:

Meitar | Law Offices
16 Abba Hillel Rd.

Ramat Gan 5250608, Israel

Telephone No.: +972-3-6103186
Attn: David Chertok
          Yasmin Ziv

Email: dchertok@meitar.com; yasminz@meitar.com

and

McDermott Will & Emery LLP
One Vanderbilt Avenue, New York, NY 10017-5404
Attn: Gary Emmanuel

Telephone No.: +1 212 547 5541
Email: gemmanuel@mwe.com

If to the Company or Merger Sub: Holisto Ltd. Sderot Nim 2 Rishon Lezion, Israel Attn: Eran Shust Telephone No.: Email: eran@splittytravel.com with a copy (which will not constitute notice) to:

Shibolet Law Firm
Berkowitz St 4

Tel Aviv-Yafo, Israel

Attn: Ofer Ben-Yehuda
Telephone No.: +972-54-2113249
Email: O.Ben-Yehuda@shibolet.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Richard I. Anslow, Esq. (ext. 7194)
Asher S. Levitsky P.C. (ext. 7152)

Telephone No.: (212) 370-1300
Email:ranslow@egsllp.com
alevitsky@egsllp.com

9.2  Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Moringa and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.3  Non-Survival of Representations, Warranties. The representations and warranties of the Company, Merger Sub and Moringa contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, Merger Sub or Moringa pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company, Merger Sub and Moringa and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company, Merger Sub or Moringa or their respective Representatives with respect thereto, other than in the case of a Fraud Claim. The covenants and agreements made by the Company, Merger Sub and Moringa in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except (i) for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), and (ii) in the case of a Fraud Claim. Nothing in this Section 9.3 shall be construed to modify or otherwise affect the provisions of Sections 5.12, 5.13, 5.16, 5.17, 5.19, 5.21, 7.4, Article VIII, or Section 9.14, or the Confidentiality Agreement. In addition, nothing in Sections 3.20, 3.22, 3.23, 4.31 or 4.33 shall relieve any Party of liability in the case of a Fraud Claim committed by such Party.

9.4  Third Parties. Except for the rights of (i) the D&O Indemnified Persons set forth in Section 5.16, (ii) the Non-Recourse Parties set forth in Section 8.2, (iii) the Sponsor Prior Counsels set forth in Section 9.14, and (iv) the Sponsor under Sections 5.21, 7.4, 9.9, 9.10 and 9.14, who the Parties acknowledge and agree are express third party beneficiaries of this Agreement for such purposes, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.5  Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto, and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.6  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7  Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, prior to the valid termination of this Agreement, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.8  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.9  Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Moringa and the Company.

9.10 Waiver. Each of Moringa and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, annexes and Schedules attached hereto, which Exhibits, annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the Transactions, and collectively supersede all prior or contemporaneous oral or written agreements and the understandings among the Parties with respect to the Transactions.

9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular form, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with U.S. GAAP, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day; (g) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”; (h) the term “or” means “and/or”; (i) with respect to the Target Companies - any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means (subject to any restrictions on amendments or modifications set forth in this Agreement or in any Ancillary Document) such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (l) the term “Dollars” or “$” means United States dollars and NIS means Israeli New Israeli Shekel. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person, and (iii) shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Moringa or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Moringa and its Representatives and Moringa and its Representatives have been given access to the electronic folders containing such information no less than two Business Days before the date of this Agreement or the Closing, as applicable.

9.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14 Waiver of Conflicts Regarding Representations; Non Assertion of Attorney Client Privilege.

(a)  Conflicts of Interest. The Company acknowledges that each of Meitar | Law Offices and McDermott Will & Emery LLP (each of them, the “Sponsor Prior Counsel”) has, on or prior to the Closing Date, represented Moringa, the Sponsor, and their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Sponsor Designated Person”) in one or more matters relating to this Agreement or any other Ancillary Documents or transactions contemplated hereby or thereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Ancillary Documents or in connection with such transactions) (each, a “Sponsor Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Ancillary Documents or in connection with such transactions), and (y) in which the Company or its Subsidiaries (including Moringa) or any holders of Moringa securities (for the purposes of this Section 9.14, in such post-Closing capacity, the “Post-Closing Group”), on the one hand, and one or more Sponsor Designated Persons, on the other hand, are or may be adverse to each other (each, a “Sponsor Post-Closing Matter”), the Sponsor Designated Persons reasonably anticipate that the Sponsor Prior Counsel will represent them in connection with such matters. Accordingly, each member of the Post-Closing Group hereby (i) waives and shall not assert, and agrees after the Closing to not assert, any conflict of interest arising out of or relating to the representation by the Sponsor Prior Counsel of one or more Sponsor Designated Persons in connection with one or more Sponsor Post-Closing Matters (the “Sponsor Post-Closing Representations”), and (ii) agrees that, in the event that a Sponsor Post-Closing Matter arises, the Sponsor Prior Counsel may represent one or more Sponsor Designated Persons in such Sponsor Post-Closing Matter even though the interests of such Person(s) may be directly adverse to any member of the Post-Closing Group.

(b)  Attorney-Client Privilege. Each member of the Post-Closing Group waives and shall not assert, and agrees after the Closing to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between the Sponsor Prior Counsel, on the one hand, and any Sponsor Designated Person (collectively, the “Sponsor Pre-Closing Designated Persons”), or any advice given to any Sponsor Pre-Closing Designated Person by the Sponsor Prior Counsel, occurring during one or more Sponsor Existing Representations (collectively, “Sponsor Pre-Closing Privileges”) in connection with any Sponsor Post-Closing Representation, including in connection with a dispute between any Sponsor Designated Person and any member of the Post-Closing Group, it being the intention of the Parties that all rights to such Sponsor Pre-Closing Privileges, and all rights to waiver or otherwise control such Sponsor Pre-Closing Privilege, shall be retained by the Sponsor Designated Persons. Furthermore, each member of the Post-Closing Group acknowledges and agrees that any advice given to or communication with any of the Sponsor Designated Persons shall not be subject to any joint privilege and shall be owned solely by such Sponsor Designated Persons.

(c)  Privileged Materials. All such Sponsor Pre-Closing Privileges, and all books and records and other documents of Moringa and the Sponsor containing any advice or communication that is subject to any Sponsor Pre-Closing Privilege (“Sponsor Privileged Materials”), shall be retained by the Sponsor Designated Persons. No member of the Post-Closing Group shall have a right of access to such Sponsor Privileged Materials.

(d)  Miscellaneous. The Company hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Sponsor Prior Counsel. This Section 9.14 shall be irrevocable, and no term of this Section 9.14 may be amended, waived or modified, without the prior written consent of the Sponsor Prior Counsels.

Article X
DEFINITIONS

10.1 Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; provided that in no event shall any investment fund or portfolio company affiliated with Sponsor be considered an Affiliate of Moringa, the Company or Merger Sub. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Moringa prior to the Closing.

“Ancillary Documents” means the Lock-Up Agreements, the Voting Agreements, the New Employment Agreements, the Restated Registration Rights Agreement, the Amended SRA, the New SAFE Agreements, the Securities Purchase Agreement, and the Notes and Warrants to be issued pursuant to the Securities Purchase Agreement and the other agreements with the Investor that are to be executed in connection with the Securities Purchase Agreement and the Notes, and the other Securities Purchase Agreement Documents, the Incentive Equity Plan Modifications, the Equity Plan, the Restated Company Articles, the Moringa Restated Articles, the D&O Indemnification Agreements, the Confidentiality Agreement, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Anti-Corruption Laws” means Laws of any jurisdiction concerning or relating to bribery or corruption.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not, and shall include any Foreign Plan.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Israel, the Cayman Islands, or in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Ordinary A Shares” means the ordinary A shares, with a par value of NIS 0.01 per share, of the Company.

“Company Ordinary Shares” means the ordinary shares, with a par value of NIS 0.01 per share, of the Company, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Company Preferred Shares” means the Company’s preferred A shares with a par value of NIS 0.01 per share (“Company Preferred A Shares”), the Company’s preferred A-1 shares with a par value of NIS 0.01 per share (“Company Preferred A-1 Shares”) and the Company’s preferred A-2 shares with a par value of NIS 0.01 per share (“Company Preferred A-2 Shares”).

“Company Services” means any and all services marketed, licensed, sold, distributed, provided, rendered or performed by or on behalf of the Target Companies and any and all services currently under development by or on behalf of the Target Companies.

“Company Valuation” means the sum of $400,000,000, plus the amount actually invested in the Company pursuant to the New SAFE Agreements.

“Company Warrant” means a warrant to purchase Company Ordinary Shares, in substantially the same form and on the same terms and conditions (including the same warrant price, exercise period and number of Company Ordinary Shares subject to such warrant) as the Moringa Warrant converted into such warrant as a result of the Merger pursuant to Section 1.7(c), with the public or private status of the Moringa Warrant (and the accompanying terms of such warrants) being preserved therein.

“Confidentiality Agreement” means the non-disclosure agreement dated May 9, 2021, by and between the Company and Moringa.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Continuing Warrant” means any warrant to purchase Company Ordinary Shares, Company Ordinary A Shares or Company Preferred Shares that is outstanding as of immediately prior to the Effective Time and that, by its terms, is exercisable following the Transactions, and has not been duly exercised as of immediately prior to the Effective Time (and, in respect of warrants that may be exercised in whole or in part, only that portion which remains unexercised as of immediately prior to the Effective Time).

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other instruments or obligations of any kind, written or, to the extent legally binding, oral.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Copyrights” means any works of authorship, all translations, adaptations, derivations, renewals, extensions, restorations and reversions thereof, and all other rights corresponding thereto, all advertising and promotional materials, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

COVID-19 Actions” and “COVID-19 Measures” mean any actions or measures taken by governments or industry to address the COVID-19 pandemic, including any variants of COVID-19 or any other pandemic or epidemic which affects a significant percentage of the world.

“EarlyBird” means EarlyBirdCapital, Inc.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, as each relates to exposure to Hazardous Materials, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exercised Warrant” means any outstanding warrant to purchase Company Ordinary Shares, Company Ordinary A Shares or Company Preferred Shares that has been duly exercised as of immediately prior to the Effective Time (and, in respect of warrants that may be exercised in whole or in part, only that portion which has been duly exercised as of immediately prior to the Effective Time).

“Expired Warrant” means any warrant to purchase Company Ordinary Shares, Company Ordinary A Shares or Company Preferred Shares that is outstanding immediately prior to the Effective Time and that, by its terms, is exercisable only until immediately prior to an IPO (as defined therein) (or is otherwise exercisable only until immediately prior to the consummation of the Transactions), and has not been duly exercised as of immediately prior to the Capital Restructuring (and, in respect of warrants that may be exercised in whole or in part, only that portion which remains unexercised as of immediately prior to the Effective Time); provided, that any Exercised Warrant shall not be deemed an Expired Warrant.

“Export Control Laws” means U.S. and non-U.S. export control, economic sanctions, trade embargoes, import, and anti-boycott laws, including but not limited to the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.).

“Fixed Amount” means 1,725,000 (which amount may be increased by the mutual written consent of Moringa and the Company).

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries or contributed to by any Target Company primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, and includes any plans that are required by the laws of a country other than the United States.

“Fraud Claim” means any claim based on common law fraud under Delaware Law.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business consistent with past practices), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar written instrument, (d) all obligations of such Person under leases that are or should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, regardless of whether such instrument has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software, Company IP Licenses and other intellectual property, rights of privacy and publicity, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing, and all rights to bring an action for past, present, and future infringement, misappropriation or other violation of rights and to receive damages, proceeds or other legal or equitable protections and remedies with respect to any of the foregoing.

“Internet Assets” means any all registered domain names whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, Internet and World Wide Web URLS or addresses, web pages, website and related content, Internet and World Wide Web URLs or addresses, all social media and social networking assets, including, but not limited to, accounts, handles, profiles, channels, pages, websites, content and associated followers, friends and other connections and links of all social media and social networking websites, services and accounts, online messaging and bulletin boards, blogs, microblogs, photo, video and other content-sharing websites, including without limitation accounts with any social media companies and the content found thereof and related thereto, email addresses and domain names used as part of email addresses, published and unpublished.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Moringa Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Moringa, dated February 16, 2021 and filed with the SEC on February 17, 2021 (File No. 333-252615).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of Eran Shust and Avi Wortzel, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of the directors and executive officers of such Person, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, third party right, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, in each instance, other than Permitted Liens.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that any such fact, event, occurrence, change or effect attributable to the following (by themselves or when aggregated with any other changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) changes generally affecting the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business, or the U.S. or global financial markets, including interest rates or currency exchange rates, trade tariffs or changes therein or the outbreak or escalation of war or acts of terrorism (including cyberterrorism); (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate; (iii) changes in GAAP or other applicable mandatory accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), other force majeure events or natural disaster, including pandemics; COVID-19 variations or any COVID-19 Actions or COVID-19 Measures; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) with respect to Moringa, the consummation and effects of the Redemption; (vii) the announcement of this Agreement and the Transactions (including as a result of the identities of the Parties); (viii) any action or failure to act required or prohibited to be taken by a Party pursuant to the terms of this Agreement or action or omission taken or omitted to be taken at the written request, or with the written consent, of the other Party; or (ix) any change or proposed change in any Law or the official interpretation thereof, including any COVID-19 Measures; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred but solely to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Moringa, the amount of the Redemption shall not be deemed to be a Material Adverse Effect on or with respect to Moringa.

“Moringa Private Placement” means the private placement sale of Moringa Units by Moringa to the Sponsor and EarlyBirdCapital, Inc. (the representative of the underwriters), which occurred simultaneously with the two closings of the IPO.

“Moringa Private Shares” means the Moringa Class A Ordinary Shares contained within the Moringa Units issued in the Moringa Private Placement.

“Moringa Private Warrants” means the warrants contained within the Moringa Units issued in the Moringa Private Placement, entitling the holder thereof to purchase one (1) Moringa Class A Ordinary Share per whole warrant at a purchase price of $11.50 per share.

“Moringa Public Warrants” means the warrants contained within the Moringa Units issued in the IPO by Moringa, entitling the holder thereof to purchase one (1) Moringa Class A Ordinary Share per whole warrant at a purchase price of $11.50 per share.

“Moringa Representative Shares” means Representative Shares, as defined in the Moringa Form S-1.

“Moringa Securities” means Moringa Units, Moringa Ordinary Shares and Moringa Warrants, collectively.

“Moringa Units” means the units issued by Moringa, each consisting of one (1) Moringa Class A Ordinary Share, and one-half (½) of a Moringa Warrant.

“Moringa Warrants” means Moringa Private Warrants and Moringa Public Warrants, collectively.

“Nasdaq” means the Nasdaq Stock Market.

“New SAFE Agreements” means those agreements entered into on or prior to the date of this Agreement, pursuant to which investors invested (or committed to invest) in the Company, an aggregate amount of $4.75 million (the “SAFE Investment Amount”).

“Number of SAFE Shares” means the total number of SAFE Shares.

“Old SAFE Agreement” means any Simple Agreement for Future Equity (SAFE) that is outstanding as of the date of this Agreement (excluding, for the avoidance of doubt, any New SAFE Agreement).

“Open Source Materials” means any Software or other material that (i) contains, or is derived in any manner (in whole or in part) from, any software that is (or is required to be) distributed as freeware, free software (as defined by the Free Software Foundation), open source software, shareware, or similar licensing or distributing models; or (ii) is subject to any agreement with terms or conditions that impose any requirement that any software using, linked with, incorporating, distributed with, based on, derived from or accessing, the software: (A) be disclosed, made available or distributed in source code or object code form; (B) be licensed for the purpose of making derivative works and/or redistributable; (C) be licensed under terms that allow or permit any third party to decompile, recompile, update, modify, reverse engineering, reverse assembly or disassembly all or any part of the software or merge the software into any other software; or (D) be redistributable at no charge. Open Source Materials includes, but is not limited to, any license which complies with the Open Source Initiative Corporation’s (OSI) open source definition or which is, or is equivalent to, a license approved by OSI, or software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); the Artistic License (e.g., PERL); the MIT license; the Mozilla Public License(s); the Netscape Public License; the Berkeley Software Design (BSD) license including Free BSD or BSD-style license; the Sun Community Source License (SCSL) and the Sun Industry Standards License (SISL); an Open Source Foundation License (e.g., CDE and Motif UNIX user interfaces); the Eclipse Public License (EPL); the Server Side Public License (SSPL); the Apache Server license and the Apache License; and any licenses listed at http://www.opensource.org/licenses.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association, partnership agreement, limited liability company agreement, shareholders agreement or similar organizational or constitutional documents, in each case, as amended.

“Patents” means any patents, patent applications and, including the inventions, designs, methods, processes, compositions of matter, and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, non-provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case, arising in the ordinary course of business, (d) Liens arising under this Agreement or any Ancillary Document, (e) statutory Liens of landlords, lessors or renters in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property, (f) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law that are not yet due and payable or that are being contested in good faith; (g) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (h) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein), in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (i) Liens not created by the Company or any Target Company that affect the underlying fee interest of any real property utilized by such person, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (j) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions with respect to real property, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; and (k) only in the case of Liens referred to in this Agreement in effect as of the Closing, those Liens to be released at Closing.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any information that identifies, relates to, or describes, is reasonably capable of being associate with, or could reasonably be linked, directly or indirectly, with a particular individual (including, without limitation, unique identifiers, devices and/or household) including such information related to website visitors, end users, consumers, customers, suppliers, service providers, employees, candidates, vendors or partners. For the avoidance of doubt, Personal Information includes any aggregate, de-identified, tokenized and/or anonymous information collected, accessed, acquired, accessed, viewed, used and/or received from or about any data subject of any kind, such as end users, consumers, customers, suppliers, service providers, vendors and/or channel partners.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Post-Redemption SPAC Share Number” means the aggregate number of Public Shares issued and outstanding as of immediately prior to the Effective Time, after giving effect to the Redemption and the Unit Separation, and excluding any Cancelled Moringa Shares.

“Privacy Laws” means any and all applicable federal, state, provincial, local and foreign Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction), rules, regulations, directives, governmental requirements, court opinions, industry standards relating to the receipt, collection, confidentiality, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border), cyber security, e-commerce, marketing of Personal Information, including, the Federal Trade Commission Act, Health Insurance Portability and Accountability Act, US privacy (federal and state laws), California Consumer Privacy Act (CCPA), General Data Protection Regulation (GDPR) and EU Member State laws supplementing the GDPR, the EU Directive 2002/58/EC (“e-Privacy Directive”), as replaced from time to time, and EU Member State laws implementing the e-Privacy Directive, including laws regulating the use of cookies and other tracking means as well as unsolicited e-mail communications, Gramm-Leach-Bliley Act, laws imposing minimum information security requirements (such as Cal. Civ. Code § 1798.81.5, 201 Mass. Code Reg. 17.00 and Nev. Rev. Stat. §§ 603A.210, 603A.215); laws requiring the secure disposal of records containing certain Personal Data (such as N.Y. Gen. Bus. Law § 399-H); Israel’s The Basic Law: Human Dignity and Liberty, 5752-1992 and Privacy Protection Act, 5741-1981 and all regulations enacted therefrom including Israel’s Privacy Protection Regulations, Data Security 5777-2017, and Payment Card Industry Data Security Standard (PCI-DSS); and in each case, the rules implemented thereunder, and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Public Shares” means the Moringa Class A Ordinary Shares issued to the public pursuant to Moringa’s registration statement on Form S-1, File No. 333-252615. For the avoidance of doubt, as of the date of this Agreement, Moringa has 11,500,000 Public Shares.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Requisite Vote” means the vote of holders of (a) a majority of the outstanding Company Ordinary Shares (on an as-converted basis), (b) a majority of the outstanding Company Preferred A Shares, including Fosun (as defined in the Amended and Restated Articles of Association of the Company as currently in effect), (c) a majority of the outstanding Company Preferred A-1 Shares, (d) a majority of the outstanding Company Preferred A-2 Shares, and (e) a majority of the outstanding Company Ordinary A Shares.

“SAFE Shares” means the Company Ordinary Shares issuable upon conversion of the New SAFE Agreements, determined by dividing (A) the amount actually invested by each investor in the Company pursuant to the applicable New SAFE Agreement by (B) $7.50, and rounding to the nearest whole share.

“Sanctions List” means the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, Sectoral Sanctions Identifications List, and the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Unverified List and Entity List, as well as other restricted party lists issued by a Governmental Authority, as such other lists are applicable.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, application programming interfaces (APIs), and documentation related thereto and all software modules, tools and databases, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and compilations, including data collections, whether machine-readable or otherwise.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Moringa Sponsor, L.P., a Cayman Islands exempted limited partnership.

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, association or other legal entity of which (i) if a corporation or company, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other legal entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other legal entity if such Person or Persons will be allocated a majority of partnership, association or other legal entity gains or losses or is or controls the managing director, managing member, general partner or other managing Person of such partnership, association or other legal entity. A Subsidiary of a Person will also include any Subsidiary of such Subsidiary and any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith and any common law rights therein), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets” means any trade secrets, confidential business information, customer lists and supplier lists, concepts, ideas, designs, research or development information, processes, procedures, techniques, technology, technical information, formulae, algorithms, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions (whether patentable or not), modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Transaction Expenses” means all fees and expenses of any of the Target Companies and Moringa incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the Transactions, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of Moringa and any Target Company, including any all deferred expenses (including fees and commissions payable to underwriter of Moringa’s IPO).

“Trust Account” means the trust account established by Moringa with the proceeds from the IPO and a private placement pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 19, 2021, as it may be amended (including to accommodate the Transactions), by and between Moringa and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Valid Certificate” means, in respect of a payor, a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Company and the payor: (a) exempting such payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment. For the avoidance of doubt, each of the 104H Ruling and the 104H Interim Ruling, is and shall be considered a Valid Certificate.

10.2 Section References.

The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the page number as set forth below adjacent to such terms:

“Sponsor Post-Closing Matter	77
1934 Act Registration Statement	59
Accounts Receivable	30
Acquisition Proposal	55
Affiliate Contracts	22
Agreement	6
Alternative Transaction	55
Amended SRA	9
Antitrust Laws	57
Business Combination	72
Cancelled Moringa Shares	12
Cancelled Moringa Warrants	12
Capital Restructuring	6
Cayman Islands Law	10
Class A Consideration	11
Closing	16
Closing Date	16
Closing Filing	62
Closing Press Release	62
Company	6
Company Benefit Plan	42
Company Financials	29
Company Investor Agreements	44
Company IP	34
Company IP Licenses	33
Company Material Contract	31
Company Permits	31
Company Personal Property Leases	40
Company Real Property Leases	39
Company Registered IP	33
Company Shareholder Approval Matters	61
Continental	12
Continuing Company Options	7
Conversion Ratio	7
Creator	34
D&O Indemnification Agreements	64
D&O Indemnified Persons	63
D&O Policy	64

D&O Tail Insurance	64
Data Security Requirements	37
Effective Time	10
Enforceability Exceptions	17
Environmental Permit	43
Equity Plan	61
Existing Registration Rights Agreement	9
F-1 Registration Statement	65
Federal Securities Laws	56
Financing	9
Financing Registration Rights Agreement	65
Financing Registration Statement	65
Incentive Equity Plan Modifications	9
Interim Period	48
Investor	9
Israeli Companies Law	10
ITA	39
Latest Balance Sheet	29
Lock-Up Agreement	8
Merger	6
Merger Consideration	12
Merger Sub	6
Moringa	6
Moringa Class A Ordinary Share	7
Moringa Class B Ordinary Share	7
Moringa Disclosure Schedules	17
Moringa Financials	20
Moringa Form S-1	8
Moringa Identifiers	65
Moringa Material Contract	22
Moringa Ordinary Shares	7
Moringa Shareholder Approval Matters	59
Moringa Special Meeting	59
New Employment Agreements	8
New Unallocated Pool	61
Non-Recourse Parties	73
Non-Recourse Party	73
OFAC	23

Off-the-Shelf Software	33
Ordinance	38
Outbound IP License	34
Outside Date	69
Party	6
Payee	13
Plan of Merger	10
Post-Closing Company Board of Directors	63
Post-Closing Group	77
Proxy Statement	59
Public Certifications	19
Public Shareholders	72
Redemption	59
Registration Statement	59
Related Person	44
Released Claims	72
Required Company Shareholder Approval	61
Required Moringa Shareholder Approval	66
Restated Balance Sheet	20
Restated Company Articles	10
Restated Moringa Articles	8
Restated Registration Rights Agreement	9
Rights Waivers	61
SEC Reports	19
Section 14 Arrangement	40
Securities Purchase Agreement	9

Securities Purchase Agreement Documents	46
Signing Filing	62
Signing Press Release	62
Specified Courts	75
Sponsor Designated Person	77
Sponsor Existing Representation	77
Sponsor Post-Closing Representations	77
Sponsor Pre-Closing Designated Persons	77
Sponsor Pre-Closing Privileges	78
Sponsor Prior Counsel	77
Sponsor Privileged Materials	78
Sponsor WCL Warrants	53
Surviving Company	6
Systems	36
Top Customers	45
Top Vendors	45
Total Company Shares	7
Transaction Litigation	58
Transactions	6
Trust Termination Letter	64
Unit Separation	11
Warrant Agreement Amendment	12
Withholding Agent	8
Withholding Drop Date	14
Working Capital Loans	53

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Moringa:
MORINGA ACQUISITION CORP
By:	/s/ Ilan Levin
Name:	Ilan Levin
Title:	CEO
The Company:
HOLISTO LTD.
By:	/s/ Eran Shust
Name:	Eran Shust
Title:	CEO

Merger Sub:

HOLISTO MERGERSUB, INC.

By:	/s/ Eran Shust
Name:	Eran Shust
Title:	Director